Exhibit 10.22

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

EXECUTION COPY

COLLABORATION AGREEMENT

by and between

TEVA PHARMACEUTICAL INDUSTRIES LTD.

and

ACORDA THERAPEUTICS, INC.

COLLABORATION AGREEMENT

THIS COLLABORATION AGREEMENT (this “Agreement”) is made as of September 23, 2003, by and between TEVA PHARMACEUTICAL INDUSTRIES LTD., a limited liability company organized under the laws of Israel, with its principal place of business located at 5 Basel Street, Petah Tiqva 49131, Israel (“Teva”), and ACORDA THERAPEUTICS, INC., a corporation organized under the laws of Delaware, with its principal place of business located at 15 Skyline Drive, Hawthorne, New York 10532 U.S.A. (“Acorda”).

WHEREAS, Teva possesses certain rights to develop the chemical compound known under its project name TV-1901, and more commonly referred to as Valrocemide and further described in Annex A to this Agreement (the “Compound”), and to manufacture, market, promote, distribute, sell and otherwise commercially exploit pharmaceutical products that contain the Compound;

WHEREAS, Teva and Acorda desire to enter into a collaborative arrangement to Develop one or more finished pharmaceutical products that contain the Compound (with the initial intention that such products contain the Compound as the sole active ingredient), for the treatment of any appropriate indication, except Multiple Sclerosis unless as otherwise provided herein, all in accordance with the terms and conditions of this Agreement; and

WHEREAS, Teva and Acorda further desire that (i) Teva exclusively manufacture and supply all Collaboration Products for sale in the Territory, (ii) Teva and Acorda copromote all Collaboration Products in the Territory, and (iii) Teva exclusively Commercializes all Collaboration Products in the Territory, all in accordance with the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, and the mutual representations, warranties and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINED TERMS

For purposes of this Agreement, the following initially capitalized terms, whether used in the singular or plural form, have the following respective meanings:

Section 1.1            “Act” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended from time to time, and all rules, regulations and guidance promulgated thereunder.

Section 1.2            “Account Manager” means a person engaged by a Party (or a Party’s subcontractor) to Promote Collaboration Products with Managed Care Organizations and Target Prescribers in accordance with the Marketing Plan for such Collaboration Products.

Section 1.3            “Acorda Background Technology” means the tangible or intangible know-how, trade secrets, inventions (whether patentable or unpatentable), discoveries, technical and other information (including preclinical data and clinical results), formulas, processes, data, patent rights and other intellectual property, if any, that (i) is owned or controlled by or licensed to (with the right to assign or sublicense by) Acorda in the Territory immediately prior to the Effective Date, and (ii) relates to the Compound or any Collaboration Product (including, without limitation, related to any interactions, contra-indications or use thereof, improvements or new combination therapies or new delivery systems suited thereto).

Section 1.4            “Additional Compound” has the meaning ascribed to it in Section 8.3 of this Agreement.

Section 1.5            “Additional Indication Review Period” has the meaning ascribed to it in Section 3.5(b) of this Agreement.

Section 1.6            “Affiliate” means any person, corporation, company, partnership or other entity (each, a “Person”) that directly or indirectly Controls, is Controlled by or is under common Control with Acorda or Teva, as the case may be, but only for so long as said Control continues.  As used in this Agreement, the term “Control” means possession of the power to direct or cause the direction of the management and policies of a Person whether by ownership of voting securities, contract or otherwise.  For the avoidance of doubt, neither Acorda, on the one hand, nor Teva, on the other hand, is considered an Affiliate of the other.

Section 1.7            “Agreement” means this Agreement, together with all annexes, exhibits and schedules attached hereto, all of which are hereby incorporated into this Agreement.

Section 1.8            “AMA Guidelines” means the American Medical Association Gifts to Physicians from Industry Guidelines, as revised from time to time.

Section 1.9            “Arbitration” has the meaning ascribed to it in Annex B of this Agreement.

Section 1.10         “Arbitration Request” has the meaning ascribed to it in Annex B of this Agreement.

Section 1.11         “Arbitration Tribunal” has the meaning ascribed to it in Section 14.12(a) of this Agreement.

Section 1.12         “Arbitrator” has the meaning ascribed to it in Annex B of this Agreement.

Section 1.13         “Approvable Letter” means a letter issued by the FDA as described in 21 C.F.R. Section 314.110, as amended from time to time.

Section 1.14         “Bankruptcy Code” has the meaning ascribed to it in Section 12.2(c) of this Agreement.

Section 1.15         “Bankruptcy Party” has the meaning ascribed to it in Section 12.2(c) of this Agreement.

Section 1.16         “Business Day” means any calendar day, except that if an activity to be performed or an event to occur falls on a Friday, Saturday, Sunday or a nationally recognized holiday in the United States or Israel, then the activity may be performed or the event may occur on the next day that is not a Friday, Saturday, Sunday or nationally recognized holiday.

Section 1.17         “Certificate of Analysis” means a written document describing the analyses and the results performed with respect to a Collaboration Product, in the form attached hereto as Annex C, as such form may be modified from time to time.

Section 1.18         “Certificate of Release” means a written document with respect to a particular batch of Collaboration Product indicating that such Collaboration Product has met the applicable specifications. Such certificate shall be in the form attached hereto as Annex C and may be modified from time to time.

Section 1.19         “Change of Control” means (i) the sale, lease, or other disposition of all or substantially all of the business or assets of a Party (whether by way of merger, sale of stock, sale of assets or otherwise); or (ii) an acquisition of a Party by a Third Party by consolidation, merger, or other reorganization in which the holders of the outstanding voting stock of the Party immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the corporation or other entity surviving such transaction.  The Third Party acquiring the Party or its assets shall be referred to as the “Acquiring Party” for purposes of this Agreement.  For clarity, neither the consummation of a public offering of newly issued securities by a Party pursuant to an effective registration statement under the United States Securities Act of 1933, as amended, nor an equity financing by a Party involving the sale and issuance of newly issued securities of the Party to purchasers in such equity financing, shall be deemed a “Change of Control,” even if such offering or financing results in such purchasers owning more than fifty percent (50%) of the total issued and outstanding securities of such Party; provided that no one purchaser (or group of affiliated purchasers) owns or controls more than thirty (30%) of the corporation or other entity as a result of such offering or financing.

Section 1.20         “Claims” has the meaning ascribed to it in Section 11.1(a) of this Agreement.

Section 1.21         “Collaboration Product” means a product intended for human pharmaceutical use containing the Compound as an active ingredient, in any formulation and dosage form and for any indication (except (i) Multiple Sclerosis, unless included in joint Development under this Agreement in accordance with Section 3.4, and (ii) an Independent Use).

Section 1.22         “Commercialization” or “Commercialize” means the activities carried out by Teva and/or its Affiliates and/or duly appointed Third Parties in distributing Collaboration Products within the Territory (including importing, transporting, customs clearance, warehousing, packing, handling and delivering the Collaboration Products to customers) and all sales related activities, including taking orders for and booking and fulfilling sales of Collaboration Products within the Territory.

Section 1.23         “Common Cost Per Account Manager,” “Common Cost Per Professional Education Manager,” “Common Cost Per Sales Representative,” and “Common Cost Per Scientific Manager” have the respective meanings ascribed to them in Section 4.4(a) of this Agreement.

Section 1.24         “Competitive Product” means a finished human pharmaceutical product containing as an active ingredient a valproic acid-based compound that is intended for use, or that reasonably could be used, in the Territory for treating, preventing or curing a disease or condition that is the same or substantially the same as a labeled indication of a Collaboration Product in the Territory.

Section 1.25         “Complaining Party” has the meaning ascribed to it in Annex B of this Agreement.

Section 1.26         “Compliance Committee” has the meaning ascribed to it in Section 2.1(b)(iii) of this Agreement.

Section 1.27         “Compound” has the meaning ascribed to it in the first Whereas clause of this Agreement.

Section 1.28         “Confidential Information” has the meaning ascribed to it in Section 10.1 of this Agreement.

Section 1.29         “Confidentiality Agreement” means the Confidentiality Agreement by and between Teva and Acorda dated as of August 6, 2002.

Section 1.30         “Copromotion Expenses” means all costs and expenses expended by the Parties in Promoting Collaboration Products in the Territory pursuant to and in accordance with the applicable Marketing Plan and the budget therein, calculated in accordance with GAAP and pursuant to Annex D attached hereto.

Section 1.31         “Copromotion Profit” means, with respect to sales of a Collaboration Product in the Territory for the applicable period, an amount equal to the Net Sales for such Collaboration Product during such period, minus the (i) Production Costs, (ii) Distribution Costs, and (iii) Copromotion Expenses (subject to Section 4.5(e)) with respect thereto.

Section 1.32         “CSC” means the Central Steering Committee formed by the Parties in accordance with Section 2.1(a) of this Agreement.

Section 1.33         “Detail” means a face-to-face interactive meeting, in an individual or group practice setting, between a member of the Target Prescribers and a Sales Representative, during which Collaboration Product information is communicated to such Target Prescriber.  When used as a verb, “Detail” shall mean to engage in a Detail.

Section 1.34         “Develop or Development” means all activities undertaken by or on behalf of a Party under this Agreement (whether inside or outside the Territory) to develop a Collaboration Product (including, without limitation, line extensions) in order to achieve Regulatory Approval or enhancements to product labeling of such Collaboration Product for the

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Territory, as approved by the CSC and in accordance with the applicable Development Program, including such clinical studies and other activities conducted by the Parties with the intent of, and as are necessary to, generate data for submission to regulatory authorities in support of an application for Regulatory Approval necessary to permit the Commercialization of the Collaboration Product (including, without limitation,  line extensions) for the Territory.  For clarity, Teva shall have the right to use any data generated from the Development of a Collaboration Product to support Regulatory Approval or enhancements to product labeling of such Collaboration Product outside of the Territory.  When used as a verb, “Develop” means to engage in Development.  For clarity, the term “Development” may include research on new formulations (such as extended-release formulations) and new indications, to the extent such work is included in a Development Program.

Section 1.35         “Development Committee” has the meaning ascribed to it in Section 2.1(b)(i) of this Agreement.

Section 1.36         “Development Costs” means all costs incurred by each of the Parties in the Development of a Collaboration Product in accordance with its Development Program, including such costs (i) for clinical supplies at an amount equal [***] of the Market Price thereof in the Territory, or [***] of the anticipated Market Price thereof in the Territory if the actual market price is not available; (ii) associated with conducting the clinical studies for seeking Regulatory Approval in the Territory; and (iii) for labor (at the actual cost for such labor); but excluding, however, any costs incurred by Teva related directly to (A) achieving Regulatory Approval for a Collaboration Product outside the Territory, and (B) supplying the Collaboration Product to Acorda for the Next Trial, which, as discussed in Section 3.2(b), Teva is responsible for supplying at no cost to Acorda.  For clarity, the term “Development Costs” shall not include any costs relating to (1) any clinical trials or other Development work on a Collaboration Product where the results of such trials or other work are not materially used in seeking Regulatory Approval or enhancements to product labeling of such Collaboration Product for the Territory, (2) any manufacturing scale-up or related manufacturing development work for an immediate release tablet (or similar form) of Collaboration Product, or (3) any efforts by Teva in relation to preparation of the Chemistry, Manufacturing and Controls Section for any Collaboration Product for submission to the FDA, unless otherwise agreed to by the Parties.

Section 1.37         “Development Program” has the meaning ascribed to it in Section 2.1(b)(i) of this Agreement.

Section 1.38         “Dispute” has the meaning ascribed to it in Section 14.12(a) of this Agreement.

Section 1.39         “Distribution Costs” means, with respect to a Collaboration Product in a particular period, the lesser of:  (a) the actual costs and expenses (including labor) incurred by Teva and its Affiliates in performing the Commercialization activities in the Territory for such Collaboration Product in such period, including, without limitation, expenses associated with fulfilling orders for the Collaboration Product placed by Third Parties, handling, warehousing, refrigeration, insurance, transportation, and wholesaler’s fees (for avoidance of doubt, Distribution Costs also include any costs or expenses (including labor) incurred by Teva or its

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Affiliates to perform quality control and quality assurance necessary to release the Collaboration Product for distribution in the Territory, whether performed during or prior to the time the Collaboration Product is in Teva’s warehouse in the Territory) to the extent allocable to such activities relating directly to the Collaboration Product; or (b) [***] of Gross Sales for such Collaboration Product in such period.  For clarity, the term “Distribution Costs” shall not include any costs, expenses or amounts that are deducted from Gross Sales in calculating Net Sales under Section 1.70.

Section 1.40         “Drug Interaction Study” has the meaning ascribed to it in Section 3.2(b) of this Agreement.

Section 1.41         “Effective Date” means the date first set forth above in the introductory paragraph of this Agreement.

Section 1.42         “FDA” means the Food and Drug Administration of the United States of America, or any successor entity.

Section 1.43         “Forecast” has the meaning ascribed to it in Section 6.2(c) of this Agreement.

Section 1.44         “Free Products” means those quantities of Collaboration Products given free of charge to patients, including through an indigent patient program, such as the National Organization for Rare Diseases, or similar not-for-profit organizations, as included in a Marketing Plan and approved by the CSC.  The cost associated with such Collaboration Products shall, for the purposes of calculating Copromotion Expenses, be an amount equal to [***] of the Market Price thereof, or, if the actual Market Price is not available at the time the products are given, [***] of the anticipated Market Price.

Section 1.45         “GAAP” means United States generally accepted accounting principles, as then in effect, consistently applied.

Section 1.46         “Good Manufacturing Practices” means the then-current good manufacturing practices required by the FDA, as set forth in the Act and the regulations, promulgated thereunder, for the manufacture and testing of pharmaceutical materials, and comparable laws or regulations applicable to the manufacture and testing of pharmaceutical materials in jurisdictions outside the United States.

Section 1.47         “Gross Sales” means the total gross amount invoiced for a Collaboration Product sold in a particular period to Third Parties in the Territory in bona fide arms length transactions.

Section 1.48         “GSC” has the meaning ascribed to it in Section 2.2(a) of this Agreement.

Section 1.49         “GSC Party” has the meaning ascribed to it in Section 2.2(b) of this Agreement.

Section 1.50         “Hearing” has the meaning ascribed to it in Annex B of this Agreement.

Section 1.51         “IND” means, with respect to the Territory, an investigational new drug application, as defined in the Act.

Section 1.52         “Indemnity Claim” has the meaning ascribed to it in Section 11.1(d) of this Agreement.

Section 1.53         “Indemnified Party” and “Indemnifying Party” have the respective meanings ascribed thereto in Section 11.1(a) of this Agreement.

Section 1.54         “Independent Development” means all activities undertaken by or on behalf of an Independent Party pursuant to, and as permitted in, Section 3.5(b) of this Agreement to develop a Collaboration Product for a Proposed Use that has not been selected under such Section for Development jointly by the Parties, in order to achieve Regulatory Approval or enhancements to product labeling of such Collaboration Product in the Territory, including such clinical trials and other activities conducted with the intent to, and as are necessary to, generate data for submission to regulatory authorities in support of an application for Regulatory Approval necessary to permit the commercialization of the Collaboration Product for such Proposed Use in the Territory.

Section 1.55         “Independent Development Costs” means the actual costs and expenses incurred by the Independent Party in conducting Independent Development of a Collaboration Product for a particular Proposed Use.

Section 1.56         “Independent Party” means the Party that is conducting Independent Development of a Collaboration Product for a Proposed Use that has not been selected for Development jointly by the Parties, as provided in Section 3.5(b).

Section 1.57         “Independent Use” means a use in treating a particular indication that was the subject of Independent Development as a Proposed Use and for which the Re-Engagement Option expired unexercised as discussed in Section 3.5.

Section 1.58         “Indication Termination” has the meaning ascribed to it in Section 12.2(b) of this Agreement.

Section 1.59         “Infringement Claim” has the meaning ascribed to it in Section 9.2(a) of this Agreement.

Section 1.60         “Know-How” means all tangible or intangible know-how, trade secrets, inventions (whether patentable or unpatentable), discoveries, technical and other information (including preclinical data and clinical results), formulas, processes, data and other intellectual property owned, controlled or licensed by, or to, (with the right to assign or sublicense by) Teva or any Affiliate of Teva to the extent that any of the foregoing incorporates, uses or otherwise relates to, directly or indirectly, the Compound or any Collaboration Product (including, without limitation, related to any interactions, contra-indications or use thereof, improvements or new combination therapies or new delivery systems suited thereto) existing as of the Effective Date or that comes into existence during the Term of this Agreement, but excluding Patent Rights.

Section 1.61         “Launch Date” means the date that a Collaboration Product is first commercially launched by or on behalf of Teva for Promotion and Commercialization in the Territory after having obtained the applicable Regulatory Approval.

Section 1.62         “Lead Indication” has the meaning ascribed to it in Section 3.2(a) of this Agreement.

Section 1.63         “Managed Care Organizations” has the meaning ascribed to it in Section 2.1(b)(ii) of this Agreement.

Section 1.64         “Marketing Committee” has the meaning ascribed to it in Section 2.1(b)(ii) of this Agreement.

Section 1.65         “Marketing Materials” means all written, printed, electronic or graphic materials developed by Teva and/or Acorda, their respective Affiliates, and/or with, or on their behalf by, any Third Party, in connection with the Promotion of Collaboration Products pursuant to a Marketing Plan, which may include scientific education materials, professional education materials, patient lists, physician references, Detailing reports, Detailing pieces (such as visual aids and file cards), premium articles, reprints, market surveys, training materials and other reports and related data or programs.

Section 1.66         “Market Price” means the quotient obtained by dividing the Gross Sales of a Collaboration Product in a certain period as determined by the CSC, in the Territory, by the unit quantities of such Collaboration Product sold to Third Parties in the Territory in such period.

Section 1.67         “Marketing Plan” has the meaning ascribed to it in Section 2.1(b)(ii) of this Agreement.

Section 1.68         “Monthly Report” has the meaning ascribed to it in Section 4.3(a)(i) of this Agreement.

Section 1.69         “NDA” means, with respect to the Territory, a new drug application filed with the FDA in conformance with applicable laws and regulations.

Section 1.70         “Net Sales” means the total Gross Sales for a Collaboration Product, less the following deductions to the extent actually allowed or incurred with respect to such sales:  (i) quantity and/or cash discounts, but provided that such discounts are not given to a particular customer, within a reasonable sales cycle, disproportionately between the Collaboration Product and other Teva products reasonably similarly situated; (ii) customs, duties, sales and similar taxes, if any; (iii) amounts allowed or credited by reason of rejections, return of goods (including as a result of recalls), and retroactive price reductions or allowances specifically identifiable as relating to the Collaboration Product; (iv) amounts incurred resulting from government (or any agency thereof) mandated rebate programs in the Territory; (v) chargebacks or similar price concessions related to the sale of the Collaboration Product; (vi) bad debts, when and as such debts are recognized for accounting purposes as not collectible; (vii) freight, packing, shipping and similar charges separately stated on the invoices, and (viii) as agreed by the Parties, any other specifically identifiable amounts included in a Collaboration Product’s Gross Sales that were or ultimately will be credited and that are substantially similar to those listed above.  All of the foregoing shall be calculated by Teva in accordance with GAAP, and no amount in clauses (i) through (viii) above shall be included in Distribution Costs, Production Costs, or Copromotion Expenses.  For the purposes of this provision, the transfer of a Collaboration Product by Teva or one of its Affiliates to another Affiliate of Teva is not a sale; in such cases, Net Sales will be determined based on the sale of the Collaboration Product by the Affiliate to independent, Third-Party customers in bona fide arms length transactions.

Section 1.71         “Next Trial” means, after the Effective Date, the first adequate well controlled, clinical trial, in accordance with the standards promulgated by the FDA for a Pivotal Trial, of a Collaboration Product for the Lead Indication, which trial shall be pre-approved by the CSC (such approval not to be unreasonably withheld).

Section 1.72         “Non-Participating Party” has the meaning ascribed to it in Section 3.5(c) of this Agreement.

Section 1.73         “Option Study” has the meaning ascribed to it in Section 3.6 of this Agreement.

Section 1.74         “Parties” or “Party” means, collectively or individually, as the case may be, Teva and/or Acorda.

Section 1.75         “Patent Rights” means all present and future patent applications and issued patents, owned, controlled or licensed by, or to, Teva or any Affiliate of Teva to the extent necessary or useful for the manufacture, use or sale of the Compound or any Collaboration Product, including any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations or extensions derived therefrom, as well as all foreign patent applications, granted patents and all counterparts thereof including substitutions, confirmations, registrations, revalidations, supplemental protection certificates, administrative protection certificates or other governmental actions that provide exclusive rights to the patent holders in the patented subject matter that incorporates, uses or otherwise relates to, directly or indirectly, the Compound or any Collaboration Product.

Section 1.76         “PDMA” means the Prescription Drug Marketing Act of 1987, as amended, and the regulations promulgated thereunder.

Section 1.77         “PhRMA Code” means the PhRMA Code on Interactions with Healthcare Professionals promulgated and adopted by the Pharmaceutical Research and Manufacturers of America, which became effective July 1, 2002, as amended from time to time.

Section 1.78         “Phase I Trials” means the human clinical trials conducted on normal volunteers or patients designed to evaluate the safety, tolerability and/or pharmacokinetic profile of the relevant Collaboration Product, and in accordance with the relevant Development Program.

Section 1.79         “Phase II Trials” means the human clinical trials conducted on patients and designed to indicate a statistically significant level of efficacy, safety or tolerability for the relevant Collaboration Product in the desired indication, as well as to obtain some indication of dosage regimen required, and in accordance with the relevant Development Program.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Section 1.80         “Phase III Trials” means the human clinical trials conducted on patients and designed to establish a Collaboration Product’s safety and efficacy, and which are required to obtain Regulatory Approval of the Collaboration Product with the FDA and other relevant regulatory authorities, and in accordance with the relevant Development Program.

Section 1.81         “Pivotal Trial” means a human clinical trial(s) designed to provide registration quality data that the FDA has agreed (in a pre-IND, IND or other setting) will be sufficient, if successful, to complete the efficacy data package for submission of an NDA.  For the purposes of clarity, the reference in the preceding sentence to “if successful” is not intended to imply that the results of the subject trial must, in fact, be successful in order to be considered a Pivotal Trial under this Agreement.

Section 1.82         “Primary Detail” means a Detail that has a Collaboration Product as the first product discussion a Sales Representative has with a Target Prescriber.

Section 1.83         “Production Costs” means [***] of Net Sales of the relevant Collaboration Product sold for use in the Territory; provided that the Production Costs (per 1000 tablets (or similar form) of an immediate release formulation of Collaboration Product) shall never be less than [***], adjusted on an annual basis to reflect the increase, if any, during such annual period in the consumer price index (with 2002 as the base year), as published by the U.S. Department of Labor on any successor entity.

Section 1.84         “Product Samples” means those quantities of Collaboration Products given to Target Prescribers by Teva or Acorda (as the case may be) for marketing purposes as determined by the Marketing Committee and approved by the CSC, which is to be provided by such Target Prescribers to patients without charge and the cost of which, for the purposes of calculating Copromotion Expenses, is [***] of the Market Price, or, if the actual Market Price is not available at the time the products are given, [***] of the anticipated Market Price.

Section 1.85         “Professional Education Manager” means a person engaged by a Party (or a Party’s subcontractors) to provide professional education to healthcare professionals in accordance with the applicable Marketing Plan for Collaboration Products.

Section 1.86         “Program Intellectual Property” means any invention, discovery, know-how, trade secrets or information (whether or not patentable) resulting from the Independent Development or joint Development of Collaboration Products under this Agreement, together with all intellectual property rights relating thereto, but excluding Patent Rights and Know-How, in each case.

Section 1.87         “Promotion” means those activities conducted by a Party or its Affiliates to promote and market a Collaboration Product in the Territory in accordance with the applicable Marketing Plan.  When used as a verb, “Promote” means to engage in Promotion.

Section 1.88         “Proof of Concept Trial” has the meaning ascribed to it in Section 3.3(a) of this Agreement.

Section 1.89         “Proposed Use” has the meaning ascribed to it in Section 3.5(a) of this Agreement.

Section 1.90         “Quarterly Copromotion Expenses” has the meaning ascribed to it in Section 4.3(a)(iv) of this Agreement

Section 1.91         “Quarterly Participation Costs” has the meaning ascribed to it in Section 4.3(b)(ii) of this Agreement.

Section 1.92         “Quarterly Reconciliation Date” has the meaning ascribed to it in Section 4.3(a)(iv) of this Agreement.

Section 1.93         “Quarterly Report” has the meaning ascribed to it in Section 4.3(a)(ii) of this Agreement.

Section 1.94         “Re-Engagement Fee” has the meaning ascribed to it in Section 3.5(c)(i) of this Agreement.

Section 1.95         “Re-Engagement Option” has the meaning ascribed to it in Section 3.5(c) of this Agreement.

Section 1.96         “Regulatory Approval” means all necessary governmental approvals, including FDA approval of an NDA and any applicable price and reimbursement approvals, and any other necessary governmental licenses, registrations, authorizations and permits for the manufacture, use, storage, import, transport, promotion, marketing and sale of a Collaboration Product in a regulatory jurisdiction.

Section 1.97         “Residual Payments” has the meaning ascribed to it in Section 12.4 of this Agreement.

Section 1.98         “Sales Representative” means a person engaged by a Party (or a Party’s subcontractor) to Detail Collaboration Products in accordance with the applicable Marketing Plan under this Agreement.

Section 1.99         “Scientific Manager” means a person engaged by a Party (or a Party’s subcontractor) to provide professional scientific educational support to healthcare professionals in accordance with the applicable Marketing Plan for Collaboration Products.

Section 1.100       “Secondary Detail” means a Detail during which a Collaboration Product is the second product discussed by the Sales Representative with the Target Prescriber.

Section 1.101       “Secondary Indications” has the meaning ascribed to it in Section 3.3(a) of this Agreement.

Section 1.102       “Supply Disruption” has the meaning ascribed to it in Section 6.2(d) of this Agreement.

Section 1.103       “Target Labeling” means the Collaboration Product labeling(s) desired to be achieved under this Agreement, as determined by the CSC.

Section 1.104       “Target Prescribers” means selected groups of healthcare professionals, who are authorized by applicable law to prescribe a Collaboration Product in the Territory, that are to be Detailed on the Collaboration Products by Sales Representatives as designated in the applicable Marketing Plan.

Section 1.105       “Term” has the meaning ascribed to it in Section 12.1 of this Agreement.

Section 1.106       “Territory” means the United States of America and its territories and possessions.

Section 1.107       “Third Party” means any Person who is not a Party or an Affiliate of any Party.

Section 1.108       “Third Party Agreements” means the agreements with Third Parties listed on Annex E attached hereto.

Section 1.109       “Third Party Infringement” has the meaning ascribed to it in Section 9.3(b) of this Agreement.

Section 1.110       “Trademark” has the meaning ascribed to it in Section 9.5 of this Agreement.

Section 1.111       “USD” or “$” means the lawful currency of the United States of America, (i.e., the U.S. Dollar).

Section 1.112       “Weighted Average Details” means, with respect to a Collaboration Product, the sum of (i) the product of the total number of Primary Details (as determined by the respective Party’s call reporting system, which shall comply with reporting standards established by the CSC) performed by a Party’s Sales Representatives on Detailing such Collaboration Product for the applicable reporting or reconciliation period, times the percentage weight assigned to Primary Details (taking into account whether such Sales Representatives are detailing two (2) Collaboration Products or more, if applicable) in the Marketing Plan approved by the CSC for such period, and (ii) the product of the total number of Secondary Details (as determined by the respective Party’s call reporting system, which shall comply with reporting standards established by the CSC) performed by a Party’s Sales Representatives on Detailing such Collaboration Product for the applicable reporting or reconciliation period, times the percentage weight assigned to Secondary Details (taking into account whether such Sales Representatives are detailing two (2) Collaboration Products or more, if applicable) in the Marketing Plan approved by the CSC for such period.

ARTICLE 2

GOVERNANCE OF DEVELOPMENT AND COMMERCIALIZATION OF
COLLABORATION PRODUCTS

Section 2.1            Central Steering Committee.

(a)           Formation.  The Parties shall promptly form a central steering committee (the “CSC”) to oversee the Development, Promotion and Commercialization of Collaboration Products for the Territory.  The CSC shall have an equal number of representatives from each Party, not to exceed three (3) from each, including one (1) co-chairperson appointed by each Party.  Either Party may replace any of its representatives at any time, and from time to time, by giving written notice to the other Party.  Each Party must promptly fill any vacancy on the CSC caused by the death, resignation or other physical or mental incapacity of any of its representatives.  Each Party shall be responsible for its own expenses of participating on the CSC.  Each Party shall, within thirty (30) Business Days following the Effective Date, appoint the initial members of the CSC and provide to the other Party written notice setting forth the names of the representatives so appointed.

(b)           Subcommittees.  The CSC shall organize subcommittees to oversee activities of the Parties in the areas of Development and Promotion of Collaboration Products in accordance with this Section 2.1(b).  Each subcommittee shall have an equal number of representatives from each Party, not to exceed three (3) from each, including one (1) co-chairperson appointed by each Party.  Either Party may replace any of its representatives at any time, and from time to time, by giving written notice to the other Party.  Each Party must promptly fill any vacancy on a subcommittee caused by the death, resignation or other physical or mental incapacity of any of its representatives.  Each Party shall be responsible for its own expenses of participating in any subcommittee.  The CSC shall prescribe rules of procedure for the subcommittees, including but not limited to frequency of meetings and responsibility for meeting agendas.  All decisions of a subcommittee are subject to approval by the CSC.  In the event that any subcommittee fails to reach agreement on an issue within its respective area of oversight, the matter shall be referred to the CSC.  The CSC shall organize the following subcommittees:

(i)            The “Development Committee,” which shall be responsible for planning, overseeing and implementing the Development of Collaboration Products for the Territory.  The Development Committee shall establish a program and plan (a “Development Program”) for each Collaboration Product, or for each different indication for which a Collaboration Product is being developed, as applicable, that shall, among other things, (A) set forth a plan for achieving the Target Labeling as approved by the CSC, (B) set forth detailed budgets for the Development Costs to be incurred, for approval by the CSC, (C) in consultation with the Marketing Committee, as appropriate, prescribe the non-clinical and clinical activities, studies and trials to be conducted by the Parties, (D) specify the timing, finalization and reporting of each such activity, study and trial, and (E) otherwise specify all other Development activities to be conducted by the Parties required to obtain Regulatory Approval for the Territory.   The Development Committee shall coordinate and manage the Development activities as set forth in the Development Program for each Collaboration Product and if necessary, shall propose amendments to such Development Program for consideration and approval by the CSC.

(ii)           The “Marketing Committee,” which shall be responsible for planning, overseeing and implementing the Promotion of Collaboration Products in the Territory, and for overseeing the Commercialization of Collaboration Products in the Territory.  The

Marketing Committee shall create an annual plan for approval by the CSC, which shall contain the elements set forth in Annex F attached hereto, a budget for Promotion activities and an allocation of responsibility between Teva and Acorda for the Promotion of each Collaboration Product in the Territory, taking into account the relative strength and capabilities of each Party in the target market (the “Marketing Plan”).  In particular, the Marketing Committee shall address issues arising in the context of, and create a plan with a detailed budget for each expense category and an allocation of responsibility between Teva and Acorda for, the Promotion of Collaboration Products to: (A) managed care organizations, pharmacy benefit managers, group purchasing organizations, specialty pharmaceutical organizations, institutional buyers, long-term care facilities, consulting pharmacy entities, governmental entities and other managed care organizations in the Territory (collectively, the “Managed Care Organizations”); and (B) Target Prescribers.  The Marketing Committee shall also set the recommended list pricing for Collaboration Products in the Territory and shall establish guidelines for any discount, rebate, price reduction or chargeback programs or policies applicable to Commercialization of Collaboration Products in the Territory.

(iii)         The “Compliance Committee,” which shall be responsible for (A) ensuring that all Marketing Materials and Promotion of Collaboration Products comply with applicable laws and regulations of all regulatory authorities, (B) formulating policies regarding Promotional guidelines and grants to Target Prescribers in respect of Collaboration Products in the Territory, and (C) such other related compliance matters as are assigned by the CSC.

(iv)          Such other subcommittee(s) within the areas of Development and Promotion as the CSC deems necessary.

(c)           Rules of Procedure, Delegation, and Binding Power of CSC.

(i)            In addition to the subcommittees to be appointed pursuant to Section 2.1(b), the CSC may prescribe such rules of procedure and may delegate such of its oversight and responsibilities to one or more subcommittees (in each case to be equally represented by the Parties).

(ii)           The CSC shall (A) select treatment uses of a Collaboration Product for Development by the Parties under this Agreement, as applicable;  (B) approve or disapprove all budget(s) for a Development Program and the Development Costs associated therewith; (C) supervise and coordinate all Development activities of the Development Committee, including, without limitation, re-scheduling non-clinical studies and clinical trials; establishing milestones for the completion of Development Program objectives, including those relating to anticipated filing dates of NDAs, INDs, regulatory filings required to initiate clinical trials, and/or similar regulatory submissions; (D) evaluate the progress of Development Programs; (E) recommend to end the Development of any Collaboration Product; and (F) generally supervise the efforts of each Party to ensure that it exercises commercially reasonable efforts to undertake and complete those portions of a Development Program for which it is responsible.

(iii)         All decisions of the CSC within its scope of oversight and made in accordance with this Agreement, shall be binding on the Parties.

(d)           Deadlock.  In the event that the CSC cannot agree on an issue within its area of oversight or an issue properly referred to it by any subcommittee within twenty (20) Business Days of the initial referral to it (or such longer period as the CSC may agree), the matter shall be deemed a Dispute that the CSC cannot resolve and it shall be resolved in accordance with the Dispute resolution procedure set forth in Section 14.12.  Notwithstanding anything contained in this Agreement to the contrary, with regard to any Dispute as to those matters set forth on Annex G attached hereto, the Parties understand and agree that such Disputes shall not be referred to binding arbitration after the above process, but rather, Teva shall have the ultimate decision making authority in respect of each such Dispute, which decision shall be made in good faith taking into account the interests of Acorda under this Agreement.

(e)           Further Responsibilities of the CSC.

(i)            The CSC shall convene at least four (4) times annually or more frequently as it deems necessary.  The location of the meetings shall alternate between each Party’s facilities, or at such locations as the Parties may otherwise agree.  Meetings may be held by audio or video teleconference, with the consent of each Party; provided that at least one (1) meeting per calendar year shall be held in person.  Special meetings of the CSC may be called on at least fifteen (15) Business Days prior written notice by either of the co-chairpersons. Each Party shall be responsible for all of its own expenses of participating in the CSC.

(ii)           Each Party will have one (1) vote on CSC matters, which will be delivered by its co-chairperson.  The CSC shall at all times make decisions by unanimous vote of the two (2) co-chairpersons and may act by unanimous written consent in lieu of a meeting.  The CSC shall keep a written record of all its proceedings, which record shall be confirmed in writing by the two (2) co-chairpersons.

(iii)         The CSC shall manage and oversee (A) all activities of the Development Committee, the Marketing Committee, the Compliance Committee and any other subcommittees formed by the CSC, and (B) the implementation of the Marketing Plans, Development Programs and other plans created by any other subcommittees formed by the CSC.

(iv)          During the period of Development of a Collaboration Product, the CSC shall keep the Parties informed of the activities required under the Development Program(s) and each Party shall ensure that the activities of the Development Program(s) assigned to such Party are diligently carried out in due time.  The CSC shall establish, periodically review, and modify (as may be necessary and advisable), all draft protocols and draft reports (non-clinical and clinical), draft expert reports, draft summaries and final versions of the same, and the commercial objectives and activities set forth as part of the Development Program(s).  In connection therewith, the CSC shall review and evaluate the Development Program for each Collaboration Product, including any proposed amendments thereto submitted by the Development Committee, on a calendar quarter basis.  Any changes to a Development Program must be in writing and approved by the CSC pursuant to the provisions hereof.

(v)            The CSC shall oversee the planning and Promotion efforts of the Marketing Committee, as well as market support initiatives, overall marketing and brand strategy for each Collaboration Product, and other related Promotion activities in the Territory in accordance with the relevant annual Marketing Plan, such as conferences, training materials and branding; provided that the CSC may amend in writing the relevant annual Marketing Plan to deviate from the marketing strategy set forth therein from time-to-time if and to the extent it reasonably believes that such deviation will maximize the Parties’ profits from the Promotion activities of the Collaboration Product in the Territory.

(vi)          The CSC shall use its best efforts to timely agree on and approve all Marketing Plans, with the expectation that such approval shall occur no later than sixty (60) Business Days prior to the commencement of each calendar year during the Term of this Agreement.  The CSC shall also have final approval, exercisable through its approval of the relevant Marketing Plan, over the allocation of Promotional responsibilities between Teva and Acorda in the Territory with the goal of splitting such responsibilities on a 50/50 basis.  The CSC shall be responsible for reviewing and approving the payments to either Party pursuant to Sections 4.2 and 4.3 with respect to Promotion activities.

Section 2.2            Global Strategic Committee.

(a)           Without in any manner expanding the rights provided hereunder to Acorda beyond the Territory, the Parties shall, at Teva’s request, promptly form a global strategic committee (the “GSC”) to oversee coordination of the global development and global strategic promotion of Collaboration Products; provided, however, that the GSC will not have oversight over the Development and Promotion of Collaboration Products in the Territory, which shall be within the sole purview of the CSC.

(b)           The GSC shall be comprised of an equal number of representatives, not to exceed three (3) representatives, from each of the following parties:  Teva, one or more Third Parties authorized by Teva, and Acorda (each, a “GSC Party”), including one (1) co-chairperson appointed by each GSC Party.  Each GSC Party may replace any of its representatives at any time, and from time to time, by giving written notice to the other GSC Parties.  Each GSC Party must promptly fill any vacancy to the GSC caused by the death, resignation or other incapacity of any of its representatives.  Each GSC Party shall be responsible for its own expenses of participating on the GSC.

(c)           At its initial meeting, the GSC will, in good faith, promulgate a reasonable meeting schedule and rules of procedure.

Section 2.3            Nature of Obligations Between Parties.  Unless otherwise expressly stated, nothing contained in this Agreement may be deemed to make any Party, or member of the CSC or GSC, or any subcommittee formed thereunder, a partner, agent or legal representative of the other Party.  No Party, or any member of the CSC or GSC, or any subcommittee formed thereunder, shall have any authority to act for, or to assume any obligation or responsibility on behalf of any other member of such committee, or the other Party.

ARTICLE 3

DEVELOPMENT OF PRODUCTS

Section 3.1            General

(a)           The Parties agree (i) unless otherwise set forth to the contrary in this Agreement or as may otherwise be decided by the CSC, to conduct and perform jointly (on a 50/50 basis) the Development Programs for the purpose of furthering the Development of each Collaboration Product, as those programs are promulgated by the Development Committee and approved by the CSC, and (ii) regardless of which Party is responsible for the performance of any specific Development activity, to take into account, in good faith, the comments, if any, made by the other Party in respect of such activity.

(b)           The Party that is responsible for the performance of a specific activity under a Development Program shall use commercially reasonable efforts to complete such activity within the time frame set forth in the Development Program and to ensure that the actual costs of such activity do not exceed the budgeted costs therein as approved by the CSC.  If the responsible Party believes that the actual costs in relation to a particular activity will exceed the budgeted costs, that Party shall promptly notify the CSC and must obtain the CSC’s approval in order to incur such excess costs, which approval shall not be unreasonably withheld, conditioned or delayed.  The Parties agree that all costs incurred and reported in the Development, manufacture, Commercialization and Promotion of Collaboration Products for the Territory shall reflect each Party’s actual costs of performing such activities and shall not include any additional cost mark-up by, or overhead of, such Party.

(c)           The Parties agree to Develop the Collaboration Products as selected by the CSC diligently and collaboratively, using good pharmaceutical practices with the goal of maximization of profits from the sale of Collaboration Products in the Territory.  Each Party shall use reasonable and diligent efforts consistent with good pharmaceutical practices to perform the tasks assigned to it under the Development Program.  Subject to confidentiality, non-disclosure and similar undertakings, each Party shall provide the CSC, or any duly authorized representatives of the CSC, with reasonable access during regular business hours to all of its records and documents that are specific to the Development of any Collaboration Product that the CSC may reasonably require in order to perform its obligations hereunder.  In addition, each Party shall report to the CSC in writing, in a format and on a schedule established by the CSC, summarizing the results of such Party’s Development work and efforts and identifying any significant matters, developments or issues.

(d)           Upon successful completion of a Development Program, or earlier as reasonably determined by Teva, Teva, in consultation with Acorda, shall use commercially reasonable efforts to seek Regulatory Approval for the relevant Collaboration Product in the Territory.  As between Teva and Acorda, Teva shall be the sole owner of all Regulatory Approvals (as well as applications, including without limitation, INDs and NDAs) (all of which shall be applied for in the name of Teva or one of its Affiliates) received with respect to all Collaboration Products.  Teva shall also be responsible for and perform all activities relating to the maintenance of such Regulatory Approvals in the Territory during the Term of this Agreement.  With respect to Teva seeking and maintaining Regulatory Approval for a Collaboration Product in the Territory, Teva shall provide copies to Acorda of any proposed filings and material correspondence related thereto in sufficient time for Acorda to provide its comments, if any, prior to submission.  Teva shall consider Acorda’s comments in good faith and shall, to the extent practicable, otherwise consult with Acorda in such activities.  If there are any

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

meetings with the FDA concerning such Regulatory Approvals, Teva shall, to the extent practicable, provide sufficient notice to Acorda to enable Acorda to attend such meetings.

(e)           The Parties understand and agree to conduct all pre-clinical and clinical research and studies involving Collaboration Products in accordance with then-current good laboratory practices and good clinical practices, as specified by the applicable laws and regulations in the country where such research and studies are performed.

Section 3.2            Development of the Lead Indication.

(a)           Acorda shall perform all activities related to the Development of a Collaboration Product as an adjunct therapy for the treatment of epilepsy (the “Lead Indication”) as required to obtain and maintain (for and in the name of Teva) the necessary Regulatory Approvals in the Territory, all in accordance with the Development Program for the Lead Indication and the provisions of this Section 3.2.  Teva will have the right to participate and be involved actively in all such Development activities undertaken by Acorda.

(b)           Without limiting any of Acorda’s other obligations hereunder, and notwithstanding any other provision of this Agreement to the contrary, Acorda shall bear [***] of the Development Costs, as incurred, for the Next Trial and the carcinogenicity study to be conducted for a Collaboration Product for the Lead Indication, each as more particularly described in Annex H attached hereto, and any pre-clinical studies, drug interaction studies or other testing that the FDA requires or the CSC desires to conduct for a Collaboration Product for the Lead Indication.  Teva shall supply Collaboration Product [***] for conducting the Next Trial.  Acorda shall use commercially reasonable efforts to complete the Next Trial by the first quarter of 2006, subject to any unexpected delays caused by matters outside of Acorda’s control (such as FDA-required additional studies or delays).  [***] of the Development Costs (as approved by the Development Committee or the CSC) expended by Acorda for the carcinogenicity study, or the aforementioned pre-clinical studies, drug interaction or other testing (excluding the Next Trial) for the Collaboration Product for the Lead Indication will be credited against and deducted from the payment due Teva pursuant to Section 4.1(c).

(c)           After completion of the Next Trial, if the FDA requires further clinical trials or other studies (in addition to those referred to in Section 3.2(b) hereof) to obtain Regulatory Approval of the Collaboration Product for the Lead Indication in the Territory, then the Parties shall perform such trials and studies only if the CSC desires to perform same.  In the event the CSC so desires to perform such additional trials or studies, then the Parties shall share the Development Costs thereof on a 50/50 basis in accordance with the applicable Development Program.  If on the other hand the CSC does not desire to perform same, such lack of desire shall be considered a decision by the CSC and, accordingly, not subject to the provisions of Section 2.1(d) hereof.

Section 3.3            Development of Secondary Indications.

(a)           The CSC shall, promptly after the Effective Date, decide whether it is commercially desirable to develop a Collaboration Product for use in the treatment of bipolar disorder or neuropathic pain (such indications, the “Secondary Indications”), in addition to the Lead Indication.  Following the CSC’s decision, the Development Committee (with the approval of the CSC) shall establish a human clinical trial to be implemented by the Parties for the chosen indication (the “Proof of Concept Trial”), which the Parties agree shall be tailored in scope and size to provide only the necessary information to determine whether such Collaboration Product achieves the proof of concept criteria established by the Development Committee and approved by the CSC for such indication.  Such clinical trial shall be conducted by the Parties contemporaneously, or as close in time as is commercially practical, with the Next Trial for the Lead Indication (as discussed in Section 3.2(b) above).  The Parties shall use commercially reasonable efforts to complete such Proof of Concept Trial by the first quarter of 2006, subject to any unexpected delays caused by matters outside of Acorda’s control (such as FDA-required additional studies or delays).  The costs of such Proof of Concept Trial shall be deemed Development Costs, which the Parties shall share on a 50/50 basis.

(b)           The Secondary Indication not chosen by the CSC to be the subject of the Proof of Concept Trial under Section 3.3(a), will be subject to further Development by the Parties, if at all, only as permitted in, and in accordance with, the provisions of Section 3.5.

(c)           Within sixty (60) Business Days of the code opening of the Proof of Concept Trial, the CSC shall decide whether it is commercially desirable to further pursue the Development of the Collaboration Product for the applicable indication.  If the CSC timely decides to pursue such further Development, then the Collaboration Product will be Developed for such indication pursuant to the terms and conditions of this Agreement under a Development Program to obtain and maintain the necessary Regulatory Approvals in the Territory, and such Development shall be funded by the Parties on a 50/50 basis and overseen by the CSC.

(d)           Notwithstanding anything contained herein to the contrary, if the CSC does not choose within sixty (60) Business Days of the code opening of the Proof of Concept Trial to further pursue the Development of the Collaboration Product for either or both of the Secondary Indications, then either Party may conduct the further development of the Collaboration Product for such indication as an Independent Party only as permitted in, and in accordance with, the provisions of Section 3.5 applicable to Independent Development.

Section 3.4            Development of a Multiple Sclerosis Indication.

(a)           Except as expressly provided in this Section 3.4, and for the avoidance of doubt, the Development, Commercialization, Promotion and sale of a Collaboration Product for the treatment of Multiple Sclerosis is excluded from the scope of this Agreement.  Teva and/or its Affiliates may develop, promote, market, sell and commercialize a product containing the Compound specifically to treat Multiple Sclerosis (the “MS Product”).  In the event that Teva and/or any of its Affiliates elects to undertake such activities with respect to the MS Product in the Territory, alone rather than in collaboration with a Third Party, it shall provide Acorda with written notice thereof [prior to commencing Phase III trials on the MS Product].  Following such notice, the Parties shall meet (at a time and place mutually convenient) to discuss the impact, if any, that any potential off-label sales of the MS Product in the Territory or of Collaboration Products in the Territory may have on the sales of the other and the resulting impact on Copromotion Profits yielded therefrom or Teva sales of the MS Product in the Territory, respectively.  The Parties shall then negotiate in good faith and agree on an amendment to this Agreement to provide for an annual adjustment and reconciliation, based on a reasonable and mutually agreed procedure, for addressing in a fair manner any such impact on Copromotion Profits, and/or on Teva’s sales of MS Products, based on any such off-label sales, with the understanding that the Parties will employ, in such procedure, the best available resources for determining actual sales of Collaboration Products and MS Products, respectively, for uses for treatment of Multiple Sclerosis, as distinct from sales for all other uses developed hereunder, and with the further understanding that such adjustment or reconciliation for the first year of sales of the MS Product, after regulatory approval in the Territory of such product, would necessarily involve an agreed approximation of expected sales, with a reconciliation after the end of such year, based on actual results from such year (as determined using such available resources).  If the Parties are unable to reach agreement on such amendment within sixty (60) Business Days, of Acorda’s receipt of Teva’s notice, the matter shall be resolved pursuant to Section 14.12.

(b)           Further, notwithstanding the foregoing, if Teva desires to license a Third Party to develop and commercialize an MS Product (alone or in collaboration with Teva) in the Territory, then prior to entering into any bona fide negotiations with such a Third Party, Teva shall provide written notice thereof to Acorda.  If within sixty (60) Business Days of Acorda’s receipt of Teva’s notice under this subsection (b), Acorda provides written notification to Teva of its desire to Develop a Collaboration Product for the treatment of Multiple Sclerosis under this Agreement with Teva, then the Collaboration Product will be Developed for Multiple Sclerosis pursuant to the terms and conditions of this Agreement under a Development Program to obtain and maintain the necessary Regulatory Approvals in the Territory, and such Development shall be funded by the Parties on a 50/50 basis and overseen by the CSC in accordance with the applicable provisions of this Agreement.  If Acorda declines to pursue such Development, or does not respond to such Teva notice, by the end of such sixty (60) Business Day period, Teva shall no longer have any obligation under this Agreement or otherwise to further negotiate or proceed with Acorda with respect to the Development of a Collaboration Product for the treatment of Multiple Sclerosis and shall thereafter be free to develop, commercialize, promote and sell the Compound for the treatment of Multiple Sclerosis in the Territory outside the scope of this Agreement, itself or with any Third Party.

(c)           For the avoidance of doubt, Acorda has no rights whatsoever under this Agreement or otherwise with respect to the Compound for the treatment of Multiple Sclerosis outside the Territory (including, without limitation, the right to receive royalties in respect thereof, unless a Collaboration Product is Developed under this Agreement for treatment of Multiple Sclerosis in the Territory, and Section 4.2(a)(iii) applies to Teva’s (or its Affiliate’s or licensee’s) use of the results of such Development work outside the Territory).  Neither Party has any obligation whatsoever to collaborate with the other to develop the Compound for a Multiple Sclerosis indication outside the Territory and Teva is free to collaborate at any time with a Third Party to develop, or to develop on its own, the Compound for the treatment of Multiple Sclerosis outside the Territory.  For clarity, as used in this section, “Collaboration Product (or Compound) for the treatment of Multiple Sclerosis” means a Collaboration Product (or Compound) or an MS Product with Multiple Sclerosis as a labeled treatment indication, and any use of a Collaboration Product (or Compound) to treat any secondary condition associated with Multiple Sclerosis (e.g., neuropathic pain or muscle weakness) that is not already being Developed pursuant to Section

3.3, will be deemed a Proposed Use, subject to the provisions of Section 3.5 and not the provisions of this Section 3.4.

Section 3.5            Development of Other Indications and/or Dosage Forms.

(a)           At any time after the Effective Date, either Party may make a written proposal to the CSC regarding the Development of a Collaboration Product for any indication, and/or dosage form, and/or other formulation (such as an extended-release formulation), that is not then being Developed or Commercialized, for Commercialization within the Territory under this Agreement (a “Proposed Use”), including any Secondary Indication not selected or pursued under Section 3.3, but excluding a Multiple Sclerosis indication, which may only be proposed by Teva to Acorda in accordance with Section 3.4 above.  Such proposal shall include (i) any data and other information in its possession that may be relevant to the use of a Collaboration Product for such Proposed Use, (ii) a reasonably detailed outline for the major Development activities required to obtain Regulatory Approval for such Proposed Use in the Territory, including a timeline for performing such activities, (iii) an estimated budget for the expected Development Costs, Copromotion Expenses, Production Costs and Distribution Costs for the Development and Copromotion of a Collaboration Product for such Proposed Use, (iv) an appropriate market analysis of such Proposed Use, including, without limitation, expected market size and competitive analysis, and (v) preliminary sales forecasts for the Collaboration Product for such Proposed Use.  Thereafter, the CSC shall meet in order to review such proposal.

(b)           The CSC will have ninety (90) Business Days, or such longer period as the Parties may mutually agree, from receipt of such proposal (the “Additional Indication Review Period”) to decide whether the Development of a Collaboration Product for such Proposed Use is commercially desirable to both Parties.  If such proposal is accepted by the CSC, then the Parties will jointly Develop the appropriate Collaboration Product for such Proposed Use pursuant to the terms and conditions of this Agreement, including establishing a Development Program for such Proposed Use by the CSC and funding by the Parties on a 50/50 basis.  If the CSC rejects a proposal for a Proposed Use, or does not make a decision within the applicable Additional Indication Review Period, a Collaboration Product for such Proposed Use may be developed independently by either Party (an “Independent Party”), at the Independent Party’s sole cost and expense, but otherwise subject to the applicable terms and conditions of this Agreement (such independent development for such Proposed Use, “Independent Development”), by providing written notice thereof to the other Party.  Notwithstanding the foregoing, if Acorda decides to pursue such Independent Development and provides written notice thereof to Teva, Acorda shall not be permitted to engage in any such Independent Development without Teva’s prior written consent, which shall not be unreasonably withheld or delayed.  Teva shall include in any such written consent a determination as to whether it has the intention and commitment to manufacture and supply the Collaboration Product for such Proposed Use to Acorda, in the event that Teva does not exercise the Re-Engagement Option for such Proposed Use in accordance with Section 3.5(c).  If Teva determines that it shall not manufacture and supply to Acorda the Collaboration Product for such Proposed Use hereunder, Acorda shall be prohibited from undertaking Independent Development for such Proposed Use.  Upon receipt of Teva’s written consent, Acorda may commence such Independent Development and shall provide Teva with written notice of the commencement thereof.  Notwithstanding the foregoing, if, at any time during Independent Development of a Collaboration Product for a

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Proposed Use, Teva determines, in its reasonable business and/or scientific judgment, that the continuation of such Independent Development activities could reasonably be anticipated to have a material detrimental impact upon Teva, the Compound, any Collaboration Product or any of Teva’s other rights or obligations, than such Independent Development activities shall cease.  If Teva makes such a determination, it shall reimburse Acorda for the actual direct out-of-pocket costs incurred by Acorda as a result of such Independent Development activities, but such reimbursement shall not include the payment of any interest thereon.

(c)           If a Party undertakes the Independent Development of a Collaboration Product for a Proposed Use pursuant to Section 3.5(b), then such Independent Party, with respect to such Proposed Use, shall:  (i) provide the CSC with a summary of its development plans and accommodate any reasonable comments of the CSC, to ensure that such development efforts are coordinated with and not contrary to the joint Development efforts of the Parties on Collaboration Products; (ii) provide the other Party (the “Non-Participating Party” as to such development) with quarterly written summaries of the data and results of such development efforts as to such Proposed Use; and (iii) provide written notices to the Non-Participating Party promptly after completion of each stage, including the proof of concept clinical trial, the first Pivotal Trial and the second Pivotal Trial, for the relevant Proposed Use of a Collaboration Product.  Such Non-Participating Party shall have the exclusive option to re-engage after the completion of each stage in the joint Development and Promotion of the Collaboration Product for such Proposed Use (a “Re-Engagement Option”), which shall be exercisable by the Non-Participating Party, by notifying the Independent Party in writing of its election, promptly after the completion of each stage for such Proposed Use and before the Independent Party’s receipt of an Approvable Letter for such Proposed Use, or, absent such Approvable Letter, before the Independent Party’s receipt of Regulatory Approval in the Territory for such Proposed Use of a Collaboration Product.  Exercise of a Re-Engagement Option shall be subject to the following terms and conditions:

(i)            Within fifteen (15) Business Days of exercise of the Re-Engagement Option as to a particular Proposed Use, the Non-Participating Party shall pay to the Independent Party an amount (the “Re-Engagement Fee”) equal to the sum of:  (A) [***] of all Independent Development Costs incurred by the Independent Party through the date of payment (the “Development Share”), plus (B) the following additional amount, as applicable: (1) if the Non-Participating Party exercises the Re-Engagement Option after the completion of the proof of concept clinical trial but before the completion of the first Pivotal Trial for the relevant Proposed Use, a risk factor mark-up of an additional [***] of such Development Share;  (2) if the Non-Participating Party exercises the Re-Engagement Option after completion of the first Pivotal Trial but before the completion of the second Pivotal Trial for the relevant Proposed Use, a risk factor mark-up of an additional [***] of such Development Share; or (3) if the Non-Participating Party exercises the Re-Engagement Option after the completion of the second Pivotal Trial but before the Independent Party’s receipt of an Approvable Letter for such Proposed Use, or, absent such Approvable Letter, before the Independent Party’s receipt of Regulatory Approval in the Territory for such Proposed Use, a risk factor mark-up of [***] of such Development Share; provided that, the Non-Participating Party may, at its discretion, satisfy any such payment due under subsection 3.5(c)(i)(B)(3) in two equal quarterly installments, each of which shall be due on the last day of the following two (2) calendar quarters, respectively, after exercise of the Re-Engagement

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Option.  As used in this Section, the phrase “completion of” a particular Clinical Trial means completion of conducting the trial, analyzing all data and results of the trial, preparing the final and complete report of such analyzed data, and delivering all such data, analysis and report to the Non-Participating Party.

(ii)           Effective upon the exercise of the Re-Engagement Option and satisfaction by the Non-Participating Party of the payment conditions set forth under, and in accordance with, Section 3.5(c)(i) above, the relevant Proposed Use for the appropriate Collaboration Product will be Developed and Promoted by the Parties jointly pursuant to the terms and conditions of this Agreement, which shall include establishing a Development Program for such Proposed Use by the CSC for such Collaboration Product and funding of any Development and Promotion activities by the Parties for such Proposed Use on a 50/50 basis, and the Independent Development of such Proposed Use shall terminate.  The Independent Party that had been conducting Independent Development of such Proposed Use shall disclose to the Non-Participating Party all data and results of such development.

(iii)         The Parties will share, on a 50/50 basis, any Development Costs that are incurred by either Party following the date of exercise of the Re-Engagement Option, in accordance with a Development Program approved by the CSC, for the Proposed Use of such Collaboration Product (which shall include any such costs of the Independent Party that were committed but not yet incurred under its development of such Proposed Use).

(iv)          If the Non-Participating Party does not exercise the Re-Engagement Option prior to the Independent Party’s receipt of an Approvable Letter in respect of the relevant Proposed Use of the appropriate Collaboration Product, or, absent such Approvable Letter, before the Independent Party’s receipt of Regulatory Approval in the Territory for such Proposed Use, then the Non-Participating Party shall be barred from re-engaging in the joint Development and Promotion of the Collaboration Product for such Proposed Use, and the Independent Party shall thereafter be entitled to commercialize, promote and sell such Collaboration Product (in the Territory only, in the case in which Acorda is the Independent Party), independently at its own cost and expense, subject to the following:

(1)           Promptly after receipt of such Approvable Letter or Regulatory Approval (as applicable) in the Territory for the Independent Use, Teva and Acorda shall meet and discuss in good faith and agree on an amendment to the Agreement to provide for an annual adjustment, based on a reasonable and mutually agreed procedure, to the sharing of the Copromotion Profits such that the Independent Party (as to such Independent Use) shall receive [***] of the Copromotion Profits resulting from its commercialization and promotion activities with respect to sales of the applicable Collaboration Product in the Territory for the Independent Use, with the understanding that the Parties will employ, in such procedure, the best available resources for determining actual sales of Collaboration Product for such Independent Use, as distinct from sales for uses that are Developed jointly by the Parties hereunder, and with the further understanding that such adjustment for the first year of sales of the Collaboration Product for the Independent Use after Regulatory Approval would necessarily involve an agreed approximation of expected sales, with a reconciliation after the end of such year, based on actual results from such year (as determined using such available resources).

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(2)           In addition, if the Non-Participating Party is Teva, then Teva or its designee will have the right to be the exclusive manufacturer and supplier of the subject Collaboration Product for the Independent Use, and the Parties shall enter into a detailed manufacturing, supply and license agreement, to be negotiated in good faith, which agreement shall incorporate the applicable terms and conditions of this Agreement, and where the supply of the Collaboration Product for such Independent Use shall be on commercially reasonable terms typical for similar Third Party manufacturing and supply agreements.

Section 3.6            Option Studies.  The Parties may, from time to time, consider whether to undertake any particular Option Study proposed by either Party with respect to a Collaboration Product for the Lead Indication.  For the purposes of this provision, an “Option Study” shall mean a Phase IV human clinical trial initiated after receipt of initial Regulatory Approval in the Territory.  If, within ninety (90) days of any such Option Study proposal by a Party, (i) the Parties consider such proposed Option Study to be commercially viable, then such Option Study shall be performed under this Agreement, and it shall be funded by the Parties on a 50/50 basis, or (ii) either Party does not approve of, or wish to undertake such proposal, then the other Party may, upon written notice to the other Party, undertake such Option Study at its sole cost and expense; provided that, notwithstanding the foregoing, if the Option Study is successful, then the Party that undertook the Option Study will be reimbursed for an amount equal to the sum of [***] of all costs and expenses incurred or committed by such Party in connection with conducting such Option Study, plus a risk factor mark-up of an additional [***] of the [***] share.  For the purposes of this provision an Option Study shall be considered to be successful if the study end points or if the study goals are substantially achieved.

ARTICLE 4
FINANCIAL PROVISIONS

Section 4.1            Milestone and Other Payments.  Acorda shall make each of the following payments to Teva upon achievement of the respective milestones indicated below:

(a)           $2,000,000 upon Acorda's execution of this Agreement; plus

(b)           [***] upon the code break of the last Pivotal Trial approved by the CSC for the first Collaboration Product in the Territory; plus

(c)           [***] upon the first filings of an NDA for the first Collaboration Product in the Territory; plus

(d)           [***] upon the approval by the FDA of the NDA for the first Collaboration Product in the Territory.

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Section 4.2            Co-Promotion Profit Sharing.

(a)           Payments.

(i)            If, within any calendar quarter during the Term of this Agreement, the Copromotion Profit is a positive number, Teva shall, pursuant to the provisions of Section 4.2(b), pay to Acorda a fee in an amount equal to [***] of the Copromotion Profit.

(ii)           If, within any calendar quarter during the Term of this Agreement, the Copromotion Profit is a negative number, Acorda shall, pursuant to the provisions of Section 4.2(b), pay to Teva a fee in an amount equal to [***] of the absolute value of the Copromotion Profit.

(iii)         During the Term of this Agreement, Teva shall pay to Acorda, on a country-by-country basis, a fee based on sales by Teva or Teva’s Affiliates of Collaboration Product(s) outside the Territory, if any, in an amount equal to [***] of Net Sales in each country outside of the Territory, where, in each such instance, clinical data developed jointly by the Parties or independently by Acorda under this Agreement is used to obtain Regulatory Approval in such country and provided that such clinical data constitutes a material part of the clinical data used for such approvals.  For the purposes of this Section 4.2(a)(iii), the term “Net Sales,” as defined in Section 1.70, will be deemed to mean the total gross amount invoiced for sales of the aforementioned Collaboration Products in such countries outside of the Territory less the deductions as described in Section 1.70, to the extent actually allowed or incurred with respect to such sales, as applicable.  For clarity, the above royalty obligation shall not apply to any Net Sales of Collaboration Product(s) for indications or uses that are not jointly developed by the Parties under this Agreement, or after an Indication Termination as to an indication or use under this Agreement in accordance with Section 12.2(b).

(b)           Payment Date.  Each Party shall, within seven (7) Business Days after each Quarterly Reconciliation Date, pay to the other Party any amounts owed under this Section 4.2 and Section 4.3, as applicable; provided that the Party required to make the payment shall have received an invoice covering such amount at least ten (10) Business days prior to the Quarterly Reconciliation Date.

Section 4.3            Reporting; Reconciliation of Accounts and Reimbursement.

(a)           Teva and Acorda shall conduct an accounting of Net Sales and Gross Sales, and a reconciliation of Copromotion Expenses, all on a Collaboration Product-by-Collaboration Product basis, as follows:

(i)            Within ten (10) Business Days after the end of each month, each Party shall submit to the other Party and the CSC (or its authorized subcommittee) a monthly itemized report (the “Monthly Report”), in reasonable detail, of all Copromotion Expenses incurred by it during the preceding month, together with such information as further described in Section 4.3(b)(i) with respect to Development Costs.  Teva’s Monthly Report shall also include all Gross Sales and calculation of Net Sales, including details on the basis for any deductions, during the preceding month.

(ii)           Within thirty (30) Business Days after the end of each calendar quarter, each Party shall submit to the other Party and the CSC (or its authorized subcommittee) a quarterly itemized report (a “Quarterly Report”) in reasonable detail of all Copromotion

Expenses incurred by it during the preceding calendar quarter, together with such information as is required by the CSC to reconcile such Copromotion Expenses and such information as further described in Section 4.3(b)(ii) with respect to Development Costs.

(iii)         In addition to the information required under Section 4.3(a)(ii), Teva’s Quarterly Report shall specify:  (A) the total Gross Sales and calculation of Net Sales of such Collaboration Product, including details on the basis for any deductions, during the preceding calendar quarter in the Territory, including all information required for calculation of such quarterly period Net Sales and Gross Sales, respectively, as required by the CSC, and (B) the total Distribution Costs in the Territory during such calendar quarter, including all information required for calculation of such quarterly Distribution Costs, as agreed upon by the CSC.

(iv)          Prior to the date that is sixty (60) Business Days after the end of each calendar quarter (the “Quarterly Reconciliation Date”), the CSC shall (A) reconcile for such calendar quarter, the Parties’ respective Copromotion Expenses (the “Quarterly Copromotion Expenses”) and (B) determine the aggregate Gross Sales for such calendar quarter with regard to applicable Collaboration Product.  Issues arising in the context of any such reconciliation shall be resolved by the CSC, which shall be required to sign off on any reconciliation as promptly as possible, but, in any event, by no later than the applicable Quarterly Reconciliation Date.

(v)            Teva shall, pursuant to Section 4.2(b), reimburse Acorda for the Quarterly Copromotion Expenses, if any, incurred by Acorda.

(b)           Teva and Acorda shall conduct a reconciliation of the Development Costs, on a Collaboration Product-by-Collaboration Product basis, as follows:

(i)            The Parties’ Monthly Report shall also include an itemized report in reasonable detail of the total Development Costs incurred by each Party during the preceding month, as well as that portion of such Development Costs as to which this Agreement provides for the sharing on a 50/50 basis by the Parties.

(ii)           The Parties’ Quarterly Report shall also include an itemized report in reasonable detail of the total Development Costs incurred by each Party during the preceding calendar quarter, as well as that portion of such Development Costs as to which this Agreement provides for the sharing on a 50/50 basis by the Parties (such portion, the “Quarterly Participation Costs”), together with such information as is required by the CSC to reconcile such Quarterly Participation Costs.

(iii)         Prior to the Quarterly Reconciliation Date, the CSC shall reconcile for such calendar quarter the Quarterly Participation Costs.  Issues arising in the context of any such reconciliation shall be resolved by the CSC, which shall be required to sign off on any such reconciliation as promptly as possible, but, in any event, by no later than the applicable Quarterly Reconciliation Date.

(iv)          If the Quarterly Participation Costs of one Party are higher than the Quarterly Participation Costs of the other Party, then the Party with lower Quarterly Participation

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

Costs shall, pursuant to Section 4.2(b), pay to the other Party the reimbursement amount calculated pursuant to the following formula:

[***]

Where

RA = reimbursement amount

[***]

[***]

Section 4.4            Mechanics of Reconciliation.  The following applies to reconciliation of Copromotion Expenses:

(a)           The CSC shall agree on a common cost per Sales Representative, Professional Education Manager, Scientific Manager and Account Manager (each, the “Common Cost Per Sales Representative,” “Common Cost Per Professional Education Manager,” “Common Cost Per Scientific Manager,” and “Common Cost Per Account Manager,” respectively), which cost shall be based upon actual commercially reasonable costs for each such function, and shall be used by the Parties for purposes of preparing the joint profit and loss statements required hereunder and for billing Copromotion Expenses, on a Collaboration Product-by-Collaboration Product basis, and updated annually.  For purposes of calculating costs under this Section 4.4(a), each Party shall only allocate those costs that are directly attributable to such functions for Collaboration Products and shall not include costs relating to each respective Party’s other products (i.e., other than Collaboration Products) in such calculation of Copromotion Expenses.  To the extent that a cost is attributable to both Collaboration Products and other products of a Party, only that portion of the cost attributable to Collaboration Products shall be included in the calculation.  The aforementioned common costs shall, in every year in which determined by the CSC, take into account the factors set forth on Annex D attached hereto.

(i)            The Parties’ sales force costs for Promoting Collaboration Products in the applicable period shall be determined by multiplying the Common Cost Per Sales Representative by (A) the number of Sales Representatives that are Detailing one or more Collaboration Products, in accordance with an approved Marketing Plan and their field-based management, on a full-time basis, and (B) a fraction, the numerator of which is the Weighted Average Details and the denominator of which is the total number of Details (as determined by the respective Party’s call reporting system, which shall comply with reporting standards established by the CSC) delivered by the Sales Representatives included in the Weighted Average Details for all Collaboration Products Detailed by such Sales Representatives.

(ii)           The Parties’ Professional Education Manager costs for Promoting Collaboration Products in the applicable period, shall be determined by multiplying the Common Cost Per Professional Education Manager by an amount equal to the sum of: (A) the number of Professional Education Managers working with one or more Collaboration Products, in accordance with an approved Marketing Plan and their field-based management, on a full-time basis, plus (B) that number equal to (1) the number of Professional Education Managers working with one or more Collaboration Products, in accordance with an approved Marketing Plan and their field-based management, on a part-time basis, multiplied by (2) a fraction that is agreed upon annually by the CSC, to reasonably reflect the average percentage of time that such part-time managers dedicate to working with Collaboration Products.

(iii)         The Parties’ Scientific Manager costs for Promoting Collaboration Products in the applicable period, shall be determined by multiplying the Common Cost Per Scientific Manager by an amount equal to the sum of:  (A) the number of Scientific Managers working with one or more Collaboration Products in accordance with an approved Marketing Plan and their field-based management, on a full-time basis, plus (B) that number equal to (1) the number of Scientific Managers working with one or more Collaboration Products in accordance with an approved Marketing Plan and their field-based management, on a part-time basis, multiplied by (2) a fraction that is agreed upon annually by the CSC, to reasonably reflect the average percentage of time that such part-time managers dedicate to working with Collaboration Products.

(iv)          The Parties’ Account Manager costs for Promoting Collaboration Products in the applicable period shall be determined by multiplying the Common Cost Per Account Manager by an amount equal to the sum of:  (A) the number of Account Managers working with one or more Collaboration Products in accordance with an approved Marketing Plan and their field-based management, on a full-time basis, plus (B) that number equal to (1) the number of Account Managers working with one or more Collaboration Products in accordance with an approved Marketing Plan and their field-based management, on a part-time basis, multiplied by (2) a fraction that is agreed upon annually by the CSC, to reasonably reflect the average percentage of time that such part-time managers dedicate to working with Collaboration Products.

Section 4.5            General.

(a)           All applicable costs and expenses incurred by the Parties under this Agreement shall be charged at cost (without markup or any other allocation of overhead) for the purpose of calculating Copromotion Expenses and Development Costs, all in accordance with GAAP.

(b)           Each Party shall maintain accurate accounts and records reflecting such Party’s actual Copromotion Expenses and Development Costs, on a Collaboration Product-by-Collaboration Product basis, in sufficient detail to facilitate any reconciliation required hereunder, and with regard to Teva, accounts and records relating to Production Costs, Distribution Costs, Gross Sales and Net Sales on a Collaboration Product-by-Collaboration Product basis.  All accounts and records evidencing revenues, deductions, fees, expenses, costs and reconciliations relating to Collaboration Products shall be subject to audit by an independent auditor of recognized national standing selected by the Party requesting such audit, reasonably acceptable to the other Party and subject to the execution of a confidentiality/non-disclosure agreement reasonably acceptable to the other Party; provided, however that:  (i) no Party may require more than one such audit in any calendar year; (ii) audits may not be conducted in a manner or at any time that would conflict with the fiscal year end of the Party being audited or

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

that would fall within any “blackout” periods agreed by the Parties; (iii) twenty (20) Business Days prior notice will be given by the Party requiring the audit to the other Party; (iv) all audits will be completed within a period not to exceed thirty (30) Business Days; (iv) the auditor’s fees and expenses will be for the account of the Party requesting the audit, provided, however, that if it is determined that such Party was underpaid or overpaid by more than five (5%) percent of the amount properly due, then the other Party shall reimburse such Party the fees and expenses of such audit, together with the sum of such underpayment or overpayment plus interest at the rate of twelve (12%) percent per annum or the maximum rate allowed by applicable law, whichever is lower; and (v) the audits shall be conducted in a manner that minimizes any disruption to the audited Party’s business.  The Party invoking the audit hereunder shall ensure that any independent auditor performing the audit shall be subject to a confidentiality agreement sufficient to comply with such the confidentiality obligations set forth in Article 10 hereof.  The internal expenses of any Party subject to audit will be for such Party’s account and any overage or underpayment will be promptly refunded or paid, as the case may be.

(c)           Copromotion Expenses shall include the costs of non-field based personnel as described in Annex D attached hereto if and only to the extent included in the budget in the applicable Marketing Plan, but not include the cost to the Parties of senior management personnel or other overhead costs, except as otherwise expressly provided to the contrary herein or agreed to by the CSC.

(d)           The CSC (or its authorized subcommittee) will be required to approve any reconciliation of Copromotion Expenses and Quarterly Participation Costs amounts due by the Parties prior to the payment of any reimbursement amounts due.

(e)           Sales force costs and all other Promotion costs and expenses, to be reimbursable as Copromotion Expenses in any year after the relevant Collaboration Product Launch Date, shall not exceed [***] of amounts budgeted for such costs in the relevant Marketing Plan, without the approval of the CSC not to be unreasonably withheld.

(f)            Teva shall prepare and file all sales, income (excluding Acorda income tax filings) and use tax returns and related filings relating to the Promotion and Commercialization of Collaboration Products in the Territory, and will pay all taxes payable for such purposes, which payments shall be considered Quarterly Copromotion Expenses incurred by Teva for the relevant period except to the extent that any such tax payments have already been deducted from Gross Sales in calculating Net Sales.

(g)           Any disagreement regarding payment amounts owed to Teva or Acorda shall be submitted to the CSC promptly for resolution.

(h)           Each Party shall maintain its financial records relating to this Agreement for the period as follows:  (i) a minimum period of five (5) years for all tax return records and (ii) three (3) years for all other financial records, in each case, from the date that such records were created.

(i)            All amounts due to Teva and/or Acorda under this Agreement shall be paid by wire transfer to such bank as Teva and/or Acorda, as the case may be, may direct from time to time.  All bank expenses incurred by the remitting Party in making such wire transfers will be for its account.

(j)            All payments of any amounts pursuant to this Agreement shall be made in USD.  To the extent amounts are incurred in a currency other than USD, the applicable amount will be converted into USD on a quarterly basis using as a rate of exchange the arithmetic average of the applicable actual foreign currency exchange rate for the quarter in which the income is received or expense is incurred, as quoted at the closing of each Business Day by the Reuters News Service for the applicable quarter.

(k)           All payments of any amounts pursuant to this Agreement must be in compliance with applicable tax withholding obligations.  Each Party shall be entitled to withhold any amounts required to be withheld by any applicable law from the amounts payable to the other Party.  The Party withholding any such amounts will provide the other Party with all relevant information and documentation with respect to the amounts so withheld.

ARTICLE 5

COPROMOTION; PROMOTIONAL EFFORTS; PRODUCT SAMPLING

Section 5.1            Copromotion.  During the Term of this Agreement, Teva hereby grants to Acorda, and Acorda hereby accepts from Teva, the co-exclusive right to Promote the Collaboration Products in the Territory, together with Teva and its Affiliates and their respective approved agents or representatives, in accordance with the terms and conditions of this Agreement, including, without limitation, the Marketing Plans.  It is agreed that either Party may use Third Party service providers approved by the CSC in connection with such Promotion, provided that unless expressly agreed to in a separate writing no Party may utilize a Third Party service provider that develops, manufactures, promotes, or sells a Competitive Product or is otherwise a competitor of such other Party.  Each Party shall participate in the planning of Promotion activities for Collaboration Products through its membership in the Marketing Committee and shall perform the Promotion activities allocated to it by the Marketing Committee as set forth in the Marketing Plans.

Section 5.2            Promotional Efforts.

(a)           Throughout the Term of this Agreement, each Party shall devote appropriate resources and use commercially reasonable efforts to perform the functions allocated to it under the Marketing Plans as necessary to Promote Collaboration Products throughout the Territory consistent with the Marketing Plans, and in a manner that it would use efforts to market and promote products of comparable commercial and medical significance in the Territory that are developed and/or controlled by such Party.  Each Party shall employ its expertise, best professional judgment and good working relationships with Target Prescribers, as applicable, to generate maximum profits of Collaboration Products under this Agreement.  The Parties intend that, to the extent it is commercially feasible and not a detriment to the successful sales of Collaboration Products, the Marketing Plans will allocate Promotion efforts such that each Party

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

will expend about [*   *] of the total efforts and apply [*   *] of the total resources required to Promote the Collaboration Products in the Territory.

(b)           Each Party shall assign a total number of Sales Representatives annually as are reasonably necessary to achieve the agreed number of Details for such Party as determined by the Marketing Committee, and to implement its responsibilities under the Marketing Plans for all Collaboration Products applicable with respect to each such year, in accordance with such Marketing Plans.

(c)           Each Party shall ensure that it and its respective Affiliates’ statements and claims regarding Collaboration Products, including those as to efficacy and safety, are consistent with the applicable product labeling and Marketing Materials.  The Parties and their respective Affiliates may not add, delete or modify claims of efficacy or safety stated in the Marketing Materials of Collaboration Products nor make any other changes in the Marketing Materials without the approval of the Compliance Committee.  Each Party and its respective Affiliates shall Promote Collaboration Products in strict adherence with regulatory and professional requirements and all applicable federal, state and local laws, guidances, rules and regulations, including the Act, the AMA Guidelines, the PDMA and the PhRMA Code, and keep the other Party fully informed of all compliance matters related to the Promotion of Collaboration Products.

(d)           Each Party may utilize only those Marketing Materials that have been approved by the Compliance Committee and the Marketing Committee to Promote Collaboration Products under this Agreement.  All Marketing Materials used or intended to be used in the Promotion of the Collaboration Products in the Territory shall be owned exclusively by Teva and Teva has the sole and exclusive right to use the Marketing Materials outside the Territory.  The Parties shall Promote Collaboration Products in the Territory only under the Trademarks approved for Collaboration Products in accordance with this Agreement.

(e)           The use of either Party’s name and/or logo on all Marketing Materials shall be determined by the Marketing Committee and in accordance this Agreement.  Unless prohibited by applicable laws and regulations (as determined by the Compliance Committee), Teva’s and Acorda’s name and logo shall appear on all product packaging, package inserts and product labeling for Collaboration Products.  The Marketing Committee shall have the final determination as to the use of all other names and/or logos on such product packaging, package inserts and product labeling.

Section 5.3            Product Sampling.

(a)           Teva shall ship the Product Samples and either Teva and/or Acorda, as applicable, shall ship Marketing Materials as directed by the Marketing Committee.  Each Party shall include an allowance for Product Samples in the forecasts that it provides to the other Party.  Acorda and Teva shall be responsible for distributing the Product Samples to their respective sales forces in a timely manner.  Each Party shall also be responsible for securing the return and reconciliation of existing Product Sample and Marketing Materials inventories from its discontinued field Sales Representatives.  All Product Samples provided to Acorda shall be accompanied by an appropriate Certificate of Analysis and Certification of Release in

compliance with the relevant Collaboration Product’s specifications and an indication of expiration dating.

(b)           Product Samples supplied by Teva to Acorda shall be used by Acorda solely in connection with the Promotion of the relevant Collaboration Product in the Territory in accordance with the relevant Marketing Plan.  Each Party shall be responsible for following its own policies with respect to compliance with the PDMA, and other applicable federal, state and local laws and regulations relating to the distribution and use of Product Samples.  Each Party shall be responsible for adherence by its sales force to such laws and regulations, and the Parties shall establish, maintain and adhere to written procedures to assure that each Party and its representatives comply with all requirements of the PDMA.  Such written procedures will include a requirement that Acorda notify Teva immediately upon learning that any Product Samples shipped to it have been lost or have not been received as scheduled.  Acorda and Teva shall maintain records as required by the PDMA and all other applicable laws.  Each Party shall promptly provide the other Party with copies of all its correspondence to and from the FDA and any other regulatory authorities relating to losses and thefts of Product Samples and significant or consistent variances in Product Sample inventory.  Each Party will have the right to itself audit the records and/or reports for the Product Samples, as required to be kept by the other Party under the PDMA, during normal business hours, at convenient times and upon no less than five (5) Business Days’ notice.

ARTICLE 6

MANUFACTURE AND COMMERCIALIZATION OF COLLABORATION PRODUCTS

Section 6.1            Manufacture.  Teva and its Affiliates shall have the sole right, authority and responsibility to manufacture all Collaboration Products in connection with the development, promotion and commercialization of Collaboration Products in the Territory.  Teva shall supply (as provided under this Agreement) all of the Parties’ requirements for such development, and shall supply finished Collaboration Products to meet all orders for sale of such Collaboration Products.  Teva shall manufacture and keep in inventory appropriate amounts of finished Collaboration Products dedicated for sale in the Territory, at a level as established as reasonable by the CSC.  Teva covenants that, in the event of any inability to satisfy all open orders for Collaboration Products anywhere in the world, Teva shall not allocate the supply of Compound or finished products to countries outside the Territory in disproportion to orders for the Collaboration Products in the Territory.

Section 6.2            Commercialization.

(a)           Teva and its Affiliates shall be solely responsible for and shall possess the sole and exclusive right and authority to Commercialize all Collaboration Products in the Territory, in accordance with the Marketing Plans, but except as otherwise provided in Section 3.5(c)(iv).  Teva and its Affiliates shall use commercially reasonable efforts to Commercialize all Collaboration Products in the Territory, including taking, processing and fulfilling all orders for Collaboration Products in the Territory on a timely basis and in accordance with applicable industry standards.  Teva shall also be solely responsible for, and shall assess and address, all Collaboration Product quality control issues.  If Acorda receives any Collaboration Product

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

orders, it shall use reasonable efforts to forward such orders to Teva within one (1) Business Day after Acorda’s receipt thereof.  Teva shall provide to the CSC written reports, in a format and on a schedule established by the CSC, summarizing the Commercialization activities undertaken by Teva (or its Affiliate) and the results thereof and any significant developments or results of such Commercialization.  Teva shall consult with Acorda regarding its Commercialization efforts and methods and shall answer and seek to accommodate all reasonable questions and comments of Acorda.

(b)           All sales of Collaboration Products shall be recorded, invoiced and collected by Teva.  All terms regarding Collaboration Product sales, including, without limitation, terms respecting credit, pricing, cash discounts, rebates, chargebacks, bad debt write-offs, and other fees, charges, returns and allowances shall be set by Teva in accordance with applicable guidelines established by the Marketing Committee.

(c)           Teva and its Affiliates shall use commercially reasonable efforts, consistent with good pharmaceutical industry practices, to ensure that clinical trial supplies and Collaboration Products are manufactured in accordance with the then-current Good Manufacturing Practices, as specified by the applicable laws and regulations in the Territory, and the relevant specifications as determined in writing by the Parties.  Teva and its Affiliates shall use commercially reasonable efforts, consistent with good pharmaceutical industry practices, to conduct all manufacturing of Collaboration Products so that Teva can supply Collaboration Products in sufficient quantities to meet all accepted firm purchase orders for Collaboration Products in the Territory in accordance with the then-current Marketing Plans, as determined by the Marketing Committee, and which purchase orders do not exceed [***]  of the quantity of Collaboration Product that is in the relevant Forecast (as defined below).  Not less than six (6) months prior to any Launch Date, and thereafter on or before the first day of September of each year, the Marketing Committee shall provide to Teva a three (3) year forecast, with an annual breakdown, of the anticipated Collaboration Product requirements (by quantity, NDC number and SKU) for the next succeeding three (3) calendar years.  Furthermore, within ten (10) Business Days of the beginning of each calendar quarter, the Marketing Committee shall provide to Teva a forecast of the anticipated Collaboration Product requirements (by quantity, NDC number and SKU) for the next four (4) calendar quarters on a quarterly basis, which quarterly forecasts will be the basis for firm orders to Teva.  (Each three (3) year forecast and quarterly forecast, including allowances for Product Samples and Free Products, a “Forecast.”)  The Parties shall use their diligent efforts to adjust to changes in any Forecast.  Each Forecast shall also specify Collaboration Product quantities required for use as Product Samples.

(d)           If Teva and its Affiliates (i) fail to manufacture and supply Collaboration Products in accordance with the provisions of Section 6.2(c), or (ii) are otherwise unwilling or unable to manufacture Collaboration Products or experiencing difficulties with manufacturing Collaboration Products such that it may be unable to meet Collaboration Product requirements as provided under Section 6.2(c) (in either case, a “Supply Disruption”), Teva shall provide prompt written notice of such situation to Acorda.  Teva shall, in any event, use its reasonable commercial efforts to resolve any Supply Disruption and avoid any inability to supply the market demands for the Collaboration Products in the Territory, and shall keep Acorda fully informed of all such efforts.

ARTICLE 7

REGULATORY COMPLIANCE; MEDICAL COMPLAINTS; MANAGED CARE AND
GOVERNMENT CONTRACTING

Section 7.1            Regulatory Affairs and Compliance.  Teva shall have the sole authority and responsibility for (a) filing, maintaining and updating any INDs and NDAs for Collaboration Products, (b) reporting Adverse Drug Experience Reports and Serious Adverse Drug Experience Reports to the FDA and/or other governmental or regulatory authorities, (c) submitting or filing Marketing Materials with the FDA and (d) handling medical and technical complaints and disputes with the FDA, patients and physicians in respect of any Collaboration Product.  Notwithstanding the foregoing, Teva shall consult with Acorda in all planning for seeking Regulatory Approval and in preparing NDAs for the Collaboration Products in the Territory.  Acorda shall provide Teva with such assistance as is reasonably requested by Teva from time to time to perform its responsibilities under this Section 7.1, provided that the costs associated with such assistance shall be considered Development Costs.  Such assistance and actions shall include, among other things, keeping Teva informed, commencing within two (2) Business Days of notification of any action by, or notification or other information that Acorda receives (directly or indirectly) from the FDA or any other governmental or regulatory authority that (i) raises any material concerns regarding the safety or efficacy of any Collaboration Product, (ii) indicates or suggests a potential material liability for either Party to Third Parties arising in connection with any Collaboration Product or (iii) is reasonably likely to lead to a recall or market withdrawal of any Collaboration Product.  Teva shall consult with Acorda with regard to, and prior to implementation of any changes in Collaboration Product labeling.  With respect to reports and communications described in this Article 7, the Parties shall establish a protocol for timely handling of such items in accordance with FDA and relevant global regulatory requirements and appoint a primary liaison with whom the other Party is to principally communicate.

Section 7.2            Adverse Drug Experience Reports.

(a)           Teva shall maintain a global safety database recording information on any adverse drug experience during clinical trials and post-marketing.  Subject to the Act and ICH Guidelines on safety reporting (ICH-E2A and ICH-E2C), Teva shall be responsible for submitting to the FDA any Serious Adverse Drug Experience Reports and Adverse Drug Experience Reports relating to Collaboration Products for both INDs and NDAs as required.  Acorda shall, in respect of a Collaboration Product:  (i) notify Teva of all Serious Adverse Drug Experience Reports as soon as practicable, but in no event later than two (2) calendar days, after any Serious Adverse Drug Experience Report becomes known to it; and (ii) notify Teva of all Adverse Drug Experience Reports as soon as practicable, but in no event later than four (4) Business Days, after any Adverse Drug Experience Report becomes known to it.  Each Party shall keep the other Party informed of all significant safety issues to its knowledge regarding any Collaboration Product.  Teva will provide to Acorda copies of all Serious Adverse Drug Experience Reports, Adverse Drug Experience Reports and periodic safety update reports submitted to the FDA or any other regulatory authority related to a Collaboration Product.

(b)           With regard to a Collaboration Product, (i) Teva has the right to determine whether any complaint, Adverse Drug Experience Report or Serious Adverse Drug Experience Report must be reported to the FDA or any other governmental or regulatory authority and (ii) Acorda may not disclose any information concerning Adverse Drug Experience Reports or Serious Adverse Drug Experience Reports to a Person or any governmental or regulatory authority without Teva’s prior written consent, except (A) as may be otherwise required by law, in which case Acorda shall provide prompt written notice thereof in sufficient detail to Teva and the Parties shall in good faith decide upon and effect an appropriate response thereto, or (B) in connection with Acorda’s conduct of clinical trials and other activities in accordance with the applicable Development Program, provided, however, that such disclosure is limited to sites participating in the study.

(c)           Teva shall provide Acorda with periodic summary reports (as outlined in the regulatory protocol) of all fifteen (15) day “Alert Reports” relating to the relevant Collaboration Product and submitted to the FDA in accordance with 21 C.F.R. 314.80(c)(1).  Within ten (10) Business Days after submission, Teva shall provide Acorda with copies of all FDA periodic and annual Adverse Drug Experience Reports relating to the relevant Collaboration Product and submitted in accordance with 21 C.F.R. 314.80(c)(2).  Acorda agrees to (i) provide Teva with all reasonable assistance, including assisting Teva in meeting its reporting and other obligations as required by applicable law and (ii) take all actions required by law or regulation under the Act to the extent that such law or regulation is applicable to Acorda with respect to any Collaboration Product.

(d)           Within five (5) Business Days after submission or receipt, as applicable, Teva shall provide Acorda with copies of all correspondence submitted to or received from any governmental or regulatory authority in the Territory related to Collaboration Product safety.

Section 7.3            Medical Inquiries.  Each Party shall comply with the directions and policies formulated by the Compliance Committee concerning responses to be made to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding a Collaboration Product.  Each Party shall keep records as necessary to document inquiries of health care professionals in compliance with applicable regulatory requirements and the Parties shall make those records available to each other promptly upon request, except that each Party shall provide the other Party with copies of all documentation and information pertaining to medical emergencies promptly, without need for request by the other Party.  The Parties shall cooperate to develop form response letters containing responses to the most frequently asked medical and any routine questions received regarding each Collaboration Product, which materials shall be used by both Parties in responding to medical inquiries directed to their respective personnel.  The Parties shall bear their respective costs for maintaining personnel and facilities to receive, review, forward and/or (as applicable) respond to Collaboration Product medical inquiries, which costs shall be Promotion Costs to the extent directly allocable to efforts related to Collaboration Products in the Territory.  The Parties shall develop mutually acceptable guidelines for receipt, recordation and communication (as between the Parties) of medical inquiry information, and the maintenance and the appropriate period reconciliation of records pertaining thereto.

Section 7.4            Complaints.  Acorda shall refer any complaint that it receives concerning any Collaboration Product, including, without limitation, complaints regarding physical or pharmacologic properties of a Collaboration Product, unexpected increase or decrease in the expected dose-effectiveness of an agent, and changes or alterations of expected appearance, count color or consistency, to Teva as soon as practicable, but in no event later than four (4) Business Days after its receipt of the same; provided, that Acorda must notify Teva of all complaints concerning suspected or actual Collaboration Product tampering, damage, contamination or mix-up (e.g., wrong ingredients or incorrect labeling) as soon as practicable, but in no event later than one (1) Business Day after its receipt of the same.  Teva shall provide to Acorda on a monthly basis a summary report of all known complaints in respect of any Collaboration Product.

Section 7.5            Recalls.  Each Party shall notify the other promptly of any material facts or circumstances that it becomes aware of and believes may necessitate or be the basis for a recall, removal, market withdrawal or any other corrective action regarding Collaboration Products in the Territory.  Teva shall promptly notify Acorda of any material actions to be taken by Teva with respect to any recall, removal, market withdrawal or any other corrective action regarding Collaboration Products prior to such action so as to permit Acorda a reasonable opportunity to consult with Teva with respect thereto.  Teva shall consider Acorda’s consultation and recommendations in good faith; provided, however, that nothing in this Section 7.5 is intended to limit Teva’s ability to recall, remove, withdraw or take any other corrective action relating to any Collaboration Products to the extent reasonably necessary to comply with applicable laws.  Upon Teva’s request, Acorda shall assist Teva in conducting any such recall, removal, market withdrawal or other corrective action.  Any documented out-of-pocket costs incurred by a Party with respect to participating in any such recall, removal, withdrawal or other corrective action shall be shared by the Parties on a 50/50 basis as Copromotion Expenses; except that a Party shall be responsible for all such costs if such recall, market withdrawal or other corrective action results from the negligence or willful misconduct of such Party or a Third Party engaged by such Party.

Section 7.6            Managed Care and Government Contracting.  Teva and Acorda agree that the Marketing Committee (under the supervision of the CSC) shall be responsible for Promotion of Collaboration Products to Managed Care Organizations in accordance with the then-current Marketing Plans.  Teva shall, in accordance with the applicable Marketing Plan, be responsible for entering into contracts with the Managed Care Organizations for the distribution and sale of Collaboration Products and the payment of applicable rebates and other similar discounts and payments.  Such contracts shall be on commercially reasonable terms and require prior approval by the Marketing Committee.  The Marketing Committee shall designate a primary contact, as between Acorda and Teva, for each, and/or a group of, Managed Care Organizations taking into consideration factors such as each Party’s expertise and existing working relationships with Target Prescribers to maximize the successful sales of Collaboration Products.  The Party not designated as the primary contact for a given Managed Care Organization may continue to participate in Promotion efforts to such Managed Care Organization in collaboration with the designated primary contact.

ARTICLE 8

GRANT OF RIGHTS AND NONCOMPETITION

Section 8.1            License Grants.

(a)           Teva hereby grants to Acorda, subject to, and in accordance with, the terms and conditions of this Agreement, a co-exclusive license (together with Teva and its Affiliates) under the Patent Rights and Know-How to, and only to, Develop and Promote Collaboration Products under this Agreement solely for the Territory during the Term of this Agreement.

(b)           Acorda hereby grants Teva, subject to, and in accordance with, the terms and conditions of this Agreement, a co-exclusive, worldwide license (together with Acorda and its Affiliates) under Acorda Background Technology solely to develop, manufacture, commercialize and promote Collaboration Products during the Term of this Agreement.

(c)           Teva hereby grants to Acorda a non-exclusive, worldwide, royalty-free, fully paid-up, perpetual, irrevocable license, with full rights to sublicense, under that portion of the Program Intellectual Property either developed solely by Acorda or jointly by Teva and Acorda to develop, make, have made, use, offer for sale, sell and import, one or more products, excluding, however, any products or service that are directly or indirectly competitive with any of Teva’s, or any of its Affiliates’, products or services (excluding the provisions of this Agreement).

(d)           Except as expressly provided in this Agreement (including without limitation Section 9.1), no right, title or interest is provided, licensed, granted or otherwise conveyed by one Party to the other Party with respect to such Party’s know-how, patent rights, trade secrets or any other intellectual property right, owned, controlled, licensed or developed by such Party.

Section 8.2            Exchange of Information.  From time to time during the Term of this Agreement, upon the request of Acorda, Teva shall, subject to all legal requirements and contractual obligations, promptly disclose to Acorda any and all of its Know-How and Patent Rights as necessary or reasonably useful for Acorda to perform its obligations and exercise its rights under this Agreement.  From time to time during the Term of this Agreement, upon the request of Teva, Acorda shall, subject to all legal requirements and contractual obligations, promptly disclose to Teva any and all of the Acorda Background Technology as necessary or reasonably useful for Teva to perform its obligations and exercise its rights under this Agreement.  Further, from time to time during the Term of this Agreement, as provided herein and at any time upon the request of the other Party, each Party shall disclose to the other Party the results, data and information resulting from such Party’s Development and Promotion efforts.

Section 8.3            Right of First Negotiation for Additional Compounds.  Subject to the terms and conditions of this Agreement, during the Term of this Agreement, each Party hereby grants to the other Party the following right of first negotiation to obtain from such Party the co-exclusive right, together with the Party and its Affiliates, to develop and promote in the Territory any analogues, derivatives or metabolites based upon the Compound, or any other valproic acid related compound similar to the Compound that such Party has or may hereafter acquire (each, an “Additional Compound”).  If a Party has or obtains rights to any Additional Compound and intends to develop or license such compound in the Territory, then such Party shall promptly issue to the other Party a written notice to this effect and provide to such other Party all material information in its possession relating to the development or commercialization of such compound.  If the other Party notifies such Party within thirty (30) Business Days after receiving the notice and all such information that it desires to negotiate an agreement to jointly develop and promote such Additional Compound, then Teva and Acorda shall in good faith proceed to negotiate such an agreement over the period up to sixty (60) Business Days from the date of such other Party’s timely notice.  If the Parties are not able to agree upon the terms of a development and promotion agreement (including terms respecting adequate financial resources and security) within the aforementioned sixty (60) Business Day negotiation period (or such longer period as may be agreed by the Parties), or if such other Party does not provide notice to the Party of its interest in such Additional Compound within the aforementioned thirty (30) Business Day notice period, then such right of first negotiation as to such compound shall expire and be of no further force or effect.  Notwithstanding anything to the contrary set forth in this Section 8.3, neither Party shall have a right of first negotiation for, nor shall either Party otherwise be entitled to receive any rights from the other Party to develop and/or promote, any Additional Compound for the Multiple Sclerosis indication or any generic version of any Collaboration Product.

ARTICLE 9

INTELLECTUAL PROPERTY

Section 9.1            Ownership Rights.  Regardless of whether developed solely by Teva or Acorda, or jointly by Teva and Acorda, or on the behalf of either of them, Teva, or its designee, shall own all right, title and interest in and to all Program Intellectual Property.  Any and all patents issued or issuable in respect of such Program Intellectual Property shall be issued in the name of Teva or its designee.  Acorda hereby assigns and transfers to Teva all of its right, title and interest in and to all Program Intellectual Property and agrees, as may reasonably be requested by Teva, to perform those acts necessary to confer upon and to perfect Teva’s full and complete ownership rights in and to the Program Intellectual Property as contemplated under this Section 9.1, including, without limitation, freely sharing with Teva any and all information related to Acorda’s development of any Collaboration Product.  In furtherance of the foregoing, at any time during or after the Term of this Agreement, Acorda shall (a) preserve the confidentiality of all Program Intellectual Property that may form the basis of a patent application and (b) at Teva’s sole cost, fully support Teva’s efforts to obtain patent protection on such potentially patentable subject matter, including participating in the preparation, execution and filing of appropriate formal documents in national and international patent offices and obtaining the cooperation of the inventors in supporting said patent application.  Acorda shall retain the exclusive right, title and interest in and to all Acorda Background Technology, subject only to the license rights granted under this Agreement.

Section 9.2            Intellectual Property Litigation.

(a)           Notice of Infringement Claim.  If the developing, making, using, selling or importing of Collaboration Products or any other activity performed by the Parties in the Territory under this Agreement results in a claim against a Party for patent infringement or Trademark infringement or for inducing or contributing to patent infringement or trademark infringement of a Third Party’s rights, as applicable (an “Infringement Claim”), the Party first having notice of an Infringement Claim shall, within fifteen (15) days of such notice, provide written notice to the other Party thereof.  Such notice to the other Party shall set forth the facts of the Infringement Claim in reasonable detail.

(b)           Responsibilities.  With respect to any Infringement Claim, the Parties shall attempt to negotiate in good faith a resolution with respect thereto.  If the Parties cannot reach an agreeable resolution with the Third Party bringing such Infringement Claim, then (i) Teva will have the sole right and obligation to control the defense of any such Infringement Claim that relates to the Patent Rights, the Know-How, the Trademarks, or the Program Intellectual Property, including any practice or use thereof; and (ii) Acorda will have the sole right and obligation to control the defense of any such Infringement Claim that relates to the Acorda Background Technology, all pursuant to and consistent with the terms of this Agreement.  The Parties shall share all costs and expenses incurred in connection with any such Infringement Claims on a 50/50 basis.  The controlling Party will have the right, after consultation with the other Party, to choose legal counsel to represent the Parties in such Infringement Claim and each of Teva and Acorda will waive any conflict of interest that may arise from one (1) attorney or firm representing both Parties with respect to such Infringement Claim.  The Party not controlling the defense will have the right, at its sole cost and expense (without any right of reimbursement) to retain its own counsel to monitor any such proceeding.  Each Party shall keep the other Party continually informed of all significant matters relating to all Infringement Claims.

Section 9.3            Infringement Claims Against Third Parties.

(a)           Protection Against Infringement.  Each Party agrees to take reasonable actions to protect the Trademarks, Patent Rights, Know-How, Acorda Background Technology, Program Intellectual Property and any related technology from infringement and from unauthorized possession or use by Third Parties, as provided in this Section 9.3.

(b)           Notice of Infringement By Third Party.  If any Trademark, Know-How, Patent Right, Acorda Background Technology or Program Intellectual Property under this Agreement is infringed or misappropriated or if such infringement or misappropriation is threatened, as the case may be, by a Third Party in the Territory during the Term of this Agreement (each, a “Third Party Infringement”), the Party to this Agreement first having knowledge of such Third Party Infringement, shall promptly notify the other Party in writing.  The notice shall set forth, in reasonable detail, the facts of such Third Party Infringement.  Teva shall have the primary right, but not the obligation, to institute, prosecute, and control any action or proceeding, with counsel of its choice, with respect to Third Party Infringement of Trademarks or Program Intellectual Property, and Acorda shall have the right to fully participate in any such action.  If Teva chooses not to institute an action, Acorda shall then have the right, but not the obligation, to commence, prosecute, and control the action, with counsel of its choice, subject to the right of reasonable participation of Teva.  Any Third Party Infringement of any Know-How or Patent Right will be solely instituted, prosecuted and controlled, if at all, by Teva, subject to the right of reasonable participation of Acorda.  Third Party Infringement of any Acorda Background Technology or Acorda trademark or logo will be solely instituted, prosecuted and controlled, if at all, by Acorda, subject to the reasonable participation of Teva.  The parties shall bear all costs and expenses, and retain any amounts received or payable, as a result of any of the foregoing actions or proceedings on a 50/50 basis.  The Parties will use their good faith reasonable efforts to consult each other on the costs associated therewith.  For clarity, if a Party’s intellectual property rights are infringed by an activity that does not involved making, using, importing, offering for sale or selling a product containing the Compound, such Party shall have the sole right to enforce its intellectual property against such infringement, at such Party’s sole expense, and it shall retain any and all recovery from such enforcement

(c)           Party’s Failure to Institute, Prosecute and Control.  If either party fails to institute, prosecute and control such action or prosecution of Third Party Infringement of Trademarks or Program Intellectual Property within a period of one hundred twenty (120) Business Days after receiving notice of such Third Party Infringement, then the other Party shall have the right to do so at its own expense; provided however, that such party shall first obtain the other’s consent, not to be unreasonably withheld or delayed, to institute actions to terminate or otherwise prevent continuation of such infringement.  If a Party so consents, it agrees to be joined as a party plaintiff in such action, and such Party has the right, at its own expense, to be represented in any such action by counsel of its own choice.  Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any amounts received as a result of such litigation instituted by a Party under this Section 9.3(c), after reimbursement of one hundred (100%) of any litigation expenses of each of Party (including the costs and expenses incurred by a Party in providing reasonable assistance to the other), will be retained solely by the Party instituting the action.

(d)           Invalidity Claims Against Intellectual Property.  Each Party shall promptly notify the other of any events relating to any challenges or threatened challenges to the validity or enforceability of the Trademarks, Know-How, Patent Rights, Acorda Background Technology or Program Intellectual Property.

Section 9.4            Prosecution and Maintenance of Patents.  Teva shall, at its sole cost and expense, have the exclusive right and responsibility to prepare, file, prosecute and maintain all Patent Rights, and any patents and related applications with respect to Program Intellectual Property that, in Teva’s opinion, are materially useful to the Development, Promotion and/or Commercialization of Collaboration Products in the Territory.  Acorda shall, upon Teva’s request, execute such documents and take such other actions as Teva deems necessary for Teva to apply for, secure, and maintain such patents.  Teva shall reimburse Acorda for any costs and expenses incurred by Acorda in taking any such actions under this Section 9.4.

Section 9.5            Use of Trademarks.  All Collaboration Products shall be Promoted by the Parties in the Territory only under the trademarks, trade names and logos that are selected by the Marketing Committee and approved by the CSC (each, a “Trademark”).  Teva shall file and prosecute trademark applications in the Territory for each Trademark (except for the Acorda name and logo); provided that the costs with respect thereto shall be shared by the Parties on a 50/50 basis.

Section 9.6            Marking.  Teva shall mark each Collaboration Product used or sold by it in accordance with the requirements of the country of manufacture and sale relating to the marking of patented articles.  If a Collaboration Product incorporates processes, products or other materials or methods covered by a pending patent application for Patent Rights or Program Intellectual Property, Teva shall mark the Collaboration Product with a “patent pending” or similarly appropriate legend.

Section 9.7            Rights to Trademarks.

(a)           Except as otherwise provided in this Agreement, all Trademarks are Teva’s sole and exclusive property (except the Acorda name, logo and other Acorda trademarks).  Teva hereby grants to Acorda a non-exclusive license to use the Trademarks in the Territory solely in connection with the purposes of this Agreement.  The foregoing non-exclusive license shall terminate upon the termination of this Agreement for any reason (whether by expiration of the Term or otherwise) unless otherwise agreed by the Parties.

(b)           Acorda hereby grants to Teva a non-exclusive license to use any Acorda name, logo and other Acorda trademarks that are selected and approved as Trademarks in accordance with Section 9.5 solely in connection with the Promotion of Collaboration Products.  The foregoing non-exclusive license shall terminate upon the termination of this Agreement for any reason (whether by expiration of the Term or otherwise) unless otherwise agreed by the Parties.

(c)           After termination or expiration of this Agreement for any reason, except as otherwise expressly provided in this Agreement, Teva remains the sole and exclusive owner of any Trademarks (which excludes, for clarity, the Acorda name, logo and other Acorda trademarks), and all of same shall be promptly transferred to Teva.

Section 9.8            Settlements.  Any Party prosecuting a Third Party Infringement or defending an Infringement Claim has the right to settle any such Third Party Infringement or Infringement Claim without the consent of the other Party; provided, however, that neither Party shall have any right, without the other Party’s express written consent, to settle any such Third Party Infringement or Infringement Claim if such settlement could reasonably be expected to have a material adverse impact upon the other Party’s rights under this Agreement, or in respect of the Compound or any Collaboration Product.

ARTICLE 10

CONFIDENTIALITY

Section 10.1         Confidentiality.  Each Party agrees to maintain the confidentiality and secrecy of any information provided to it by, or on behalf of, the other Party under this Agreement, including, without limitation, pursuant to Article 8 hereof (collectively, the “Confidential Information” of the disclosing Party), which may include proprietary, financial, trade secret, technical, know-how, business, marketing, data or other confidential information, such as information relating to the Compound or any Collaboration Product, pricing, facilities, methods, formulae, processes, strategies, corporate initiatives, production efforts or requirements, operations, income, projections, contractual and business arrangements, personnel data, whether in verbal, written or other tangible form, and expressly includes Patent Rights, Know How, and Program Intellectual Property.  Each Party agrees to maintain the confidentiality and secrecy of, and not disclose to any Third Party, the other Party’s Confidential Information using at least the same degree of care that it uses to maintain its own confidential and secret information, but, in any event, never less than a reasonable degree of care.  Neither Party shall use the other Party’s Confidential Information for any purpose other than to exercise its rights, and/or fulfill its duties and obligations, under this Agreement.  Each Party may, however, disclose the other Party’s Confidential Information to its Affiliates, officers, directors, employees and agents who have need to know or who have access to that Confidential Information in order to exercise its rights under and/or fulfill its duties and obligations under this Agreement or to its existing investors and professional advisors and, with the other party’s written consent, to any bona fide potential investor, acquirer, merger partner or other potential financial partner, in all such cases, subject to the terms and conditions of this Section 10.1; provided that in each case, the Party conveying the other Party’s Confidential Information shall inform each recipient of the confidential nature of such information and shall cause each recipient to receive and hold such information in accordance with the terms of this Agreement.  Each Party will also keep in confidence and not disclose to any Third Parties the terms and conditions of this Agreement, except to its existing investors and professional advisors, and, with the written consent of the other party, such consent not to be unreasonably withheld, to any bona fide potential investor, acquirer, merger partner or other potential financial partner; provided further that the Party disclosing such terms and conditions shall inform each recipient of the confidential nature of such information and shall cause each recipient to receive and hold such information as confidential in accordance with the terms of this Agreement.  Each Party shall be responsible for any breach of this Section 10.1 by its Affiliates, officers, directors, employees, agents and other persons to whom the other Party’s Confidential Information is disclosed.  The above obligations of confidentiality and non-use do not apply to any information received by Teva from Acorda hereunder that Teva owns pursuant to the terms of this Agreement and to information that the receiving Party can demonstrate by competent written evidence:

(a)           Is or becomes known to the public through no fault or omission on the part of the receiving Party;

(b)           As evidenced by the receiving Party’s written records, was independently developed by or for the receiving Party without any reference to, or reliance upon, the disclosing Party’s Confidential Information;

(c)           Is made available to the receiving Party from another source rightfully in possession of the disclosing Party’s Confidential Information and not under an obligation of confidentiality with respect thereto; or

(d)           Is disclosed with the prior written approval of the disclosing Party.

Section 10.2         Permitted Disclosure.  Notwithstanding anything to the contrary set forth in Section 10.1, the Parties understand and agree that Teva has existing obligations under the Third Party Agreements and Teva shall be permitted to disclose certain Confidential Information to such Persons as, and solely to the extent, required under such Third Party Agreements;

provided that such Persons are bound by obligations of confidentiality that are substantially similar to those set forth in Section 10.1.  Further, the recipient Party may disclose certain of the other Party’s Confidential Information, to the extent that such disclosure is required in order to comply with applicable law or pursuant to an order of the government or a court of competent jurisdiction, provided that the recipient Party (a) provides such other Party with adequate prior notice of the required disclosure, (b) cooperates with such other Party’s efforts to protect its Confidential Information with respect to such disclosure and (c) takes all reasonable measures requested by such other Party to challenge or to limit the scope of such required disclosure.

Section 10.3         Confidential Information Upon Termination or Expiration.  Each Party agrees that upon the expiration or termination of this Agreement, upon the other Party’s request, such Party shall promptly deliver to the other Party or otherwise dispose of in accordance with the other Party’s directions, the other Party’s Confidential Information.  Upon an Indication Termination for a Collaboration Product under Section 12.2(b), each Party shall continue to maintain the other Party’s Confidential Information that relates to the indication, dosage form or use that is the subject of such Indication Termination, if any, in accordance with Section 10.1.

Section 10.4         Privacy.  Notwithstanding anything to the contrary, the Parties agree to treat all individually-identifiable health information as confidential in accordance with all applicable federal, state and local laws and regulations governing the privacy of individually-identifiable health information, including the Health Insurance Portability and Accountability Act of 1996, as amended from time to time, and any regulations and guidance promulgated under that Act.  The Parties will execute those amendments to this Agreement as are necessary to ensure that the Parties remain in compliance with such laws and regulations.

Section 10.5         Confidentiality Agreement.  The confidentiality provisions set out in this Agreement are in addition to, and do not derogate from, the terms of the Confidentiality Agreement; provided, however, to the extent that any discrepancy exists between the Confidentiality Agreement and this Agreement, the confidentiality provisions of this Agreement shall govern.

ARTICLE 11

INDEMNIFICATION; LIMITATION OF LIABILITY; WARRANTY DISCLAIMER

Section 11.1         Indemnification.

(a)           A Party (the “Indemnifying Party”) shall defend, indemnify and hold harmless the other Party and its Affiliates and each of their respective officers, directors, employees, representatives, successors and assigns (collectively, the “Indemnified Party”), from and against all losses, liabilities, damage, costs and expenses (including reasonable attorneys’ fees) resulting from any charges, complaints, actions, suits, proceedings, hearings, investigations, claims and demands of Third Parties (collectively, “Claims”), to the extent that the Claim results from:  (i) the Indemnifying Party’s negligence or willful misconduct in performing any of its obligations under this Agreement, (ii) a breach by the Indemnifying Party of any of its representations, warranties, covenants or agreements under this Agreement, or (iii)

as to Teva as the Indemnifying Party, any Claim, to the extent directly based upon, and resulting from, Teva’s decision to act under the Agreement in a manner contrary to Acorda’s desires (to the extent Acorda’s desires were reasonable and in good faith) as to a matter for which Teva has, under the terms of the Agreement, the ultimate authority to decide.

(b)           In the event the negligence or willful misconduct of Acorda or Teva, as applicable, and/or their respective Affiliates, contribute to any Claims, then Teva or Acorda, respectively, shall be responsible for that portion of such Claim to which its negligence or willful misconduct have contributed.

(c)           With respect to Claims that arise, in whole or in part, from the use of any Collaboration Product in the Territory (including Claims that arise with respect to the Development Programs and/or Commercialization of any Collaboration Product) and which Claims do not arise or occur from the events and/or activities described in Sections 11.1(a) or 11.1(b) above, the Parties shall share such Claims on a 50/50 basis as provided in Section 11.2.

(d)           The Indemnified Party shall give the Indemnifying Party notice of any Claim upon which the Indemnified Party intends to base an indemnification claim (an “Indemnity Claim”).  The Indemnifying Party has the right to control the defense, settlement or disposition of any Indemnity Claim using counsel of its choice and on terms that the Indemnifying Party deems are appropriate, except that the Indemnified Party may, at its own expense, participate in that defense, settlement or disposition using counsel of its own choice.  With respect to the defense, settlement or disposition of an Indemnity Claim, the Indemnified Party shall provide the Indemnifying Party with reasonable assistance and cooperation as reasonably requested by the Indemnifying Party.  Without limiting the generality of the foregoing, the Indemnifying Party may not cease to defend, settle or otherwise dispose of any Indemnity Claim without the Indemnified Party’s prior written consent, which consent may be unreasonably withheld, if, as a result thereof, the Indemnified Party would become subject to injunctive or other equitable relief or such disposition would otherwise have a material adverse effect on the Indemnified Party.

Section 11.2         Non-Indemnification Eligible Claims.  If any Third Party makes any Claim against a Party based on or resulting from the use of a Collaboration Product in the Territory, and such Claim does not arise from any event or activity requiring one Party to indemnify the other under Section 11.1, then the Parties shall promptly meet and determine the best way to defend against, and resolve, such Claim.  Unless the Parties agree otherwise, the Parties shall jointly defend the claim, using mutually acceptable counsel, and shall share the costs equally of such defense and of any settlement or amount of damages paid based on such Claim.

Section 11.3         Limitation of Liability.  IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY OF ITS AFFILIATES FOR ANY CONSEQUENTIAL, INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING, WITHOUT LIMITATION, LOST PROFITS, BUSINESS OR GOODWILL) SUFFERED OR INCURRED BY SUCH OTHER PARTY OR ITS AFFILIATES, WHETHER BASED UPON A CLAIM OR ACTION OF CONTRACT, WARRANTY, NEGLIGENCE, STRICT LIABILITY OR OTHER TORT,

OR OTHERWISE, ARISING OUT OF THIS AGREEMENT.  THE FOREGOING SENTENCE SHALL NOT LIMIT THE RIGHTS OR OBLIGATIONS OF EITHER PARTY WITH RESPECT TO INDEMNIFICATION FOR THIRD PARTY CLAIMS UNDER SECTIONS 11.1 AND 11.2 OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 10.

Section 11.4         Disclaimer of Warranty.  Except as expressly set forth in this Agreement, nothing in this Agreement may be construed as a warranty or representation by either Party (a) regarding the effectiveness, value, safety or non-toxicity of the Compound or any Collaboration Product, or any information or results provided by either Party pursuant to this Agreement or (b) that any Collaboration Product will obtain Regulatory Approval.  Each Party explicitly accepts all of the same as experimental and for development purposes, and without any express or implied warranty from the other Party.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES, AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 12

TERM AND TERMINATION

Section 12.1         Term.  The Term of this Agreement shall commence on the Effective Date and shall continue with respect to all Collaboration Products, unless earlier terminated in accordance with the terms and conditions of this Agreement, until the earlier of (i) the sixth (6th) anniversary of the Effective Date, if the Parties have not achieved a statistically significant primary endpoint (as set forth in the relevant Development Program, established by the Development Committee and approved by the CSC) as accepted by the FDA for the first Pivotal Trial in respect of any Collaboration Product; (ii) six (6) months after the first generic version of any Collaboration Product is launched in the Territory; or (iii) nine (9) years from the Effective Date, if the Parties have not commenced the Promotion and/or Commercialization of any Collaboration Product.

Section 12.2         Termination.

(a)           Termination for General Breach.  Except as otherwise provided in subsection (b) below, a Party may terminate this Agreement in its entirety if the other Party breaches any material provision of this Agreement and does not fully cure that breach within thirty (30) Business Days after it receives notice thereof from the other party, or, where that breach is not susceptible to cure during the aforementioned thirty (30) Business Day period, such breaching Party does not begin bona fide efforts to cure that breach during such period and thereafter diligently cure that breach to the non-breaching party’s reasonable satisfaction within ninety (90) Business Days after it receives notice of that breach.

(b)           Termination of Indications for Breach of Development.  Notwithstanding anything to the contrary in this Agreement, if Acorda materially breaches any of its obligations relating to the Development of a Collaboration Product for a particular indication, use or dosage form, other than the Lead Indication or with regard to the Proof of Concept Trial for the Secondary Indication selected by the Parties for joint Development under this Agreement (which material breach with respect to either or both thereto is subject to the termination provisions of this Agreement), then Teva shall not have the right to terminate this Agreement in its entirety, but rather Teva may give Acorda written notice of such breach under this subsection (b).  If Acorda does not fully cure that breach within thirty (30) Business Days after it receives notice thereof or, where that breach is not susceptible to cure during the aforementioned thirty (30) Business Day period, begin bona fide efforts to cure that breach during such period and thereafter diligently cure that breach to Teva’s reasonable satisfaction within ninety (90) Business Days after it receives notice of that breach, then Teva may by written notice terminate Acorda’s rights under the Agreement as to further Development and Promotion and profit participation with respect to the Collaboration Products for the indication, use or dosage form that was the subject of such uncured material breach (the “Indication Termination”).  In the event of such Indication Termination by Teva, Acorda will not thereafter be entitled to Develop, Commercialize, Promote or sell any Collaboration Products for any indications, uses or dosage forms that were not then being Developed, Commercialized, Promoted or sold under this Agreement at the time of such Indication Termination, without providing assurances to Teva, acceptable to Teva, that Acorda will be able meet its funding and other obligations under this Agreement with respect to any such future indications, uses or dosage forms.  Absent such assurances, this Agreement shall also be deemed terminated as to such indications, uses or dosage forms for Collaboration Products.

(c)           Termination for Bankruptcy.  Either Party may terminate this Agreement in its entirety, upon written notice, if the other Party ceases to function as a going concern, makes an assignment for the benefit of creditors, files a voluntary petition in bankruptcy, has an involuntary petition in bankruptcy filed against it that is not dismissed within sixty (60) Business Days, admits in writing its inability to pay its debts as they become due or if an encumbrances takes possession, custody or control or a receiver is appointed over substantially all of the property or assets of such other Party.  All rights and licenses granted under or pursuant to this Agreement by one Party to the other Party are, for all purposes of Section 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code.  As a licensee of such rights under this Agreement, a Party shall retain, and may fully exercise, all of its rights and elections under the Bankruptcy Code.  If a Bankruptcy Code case is commenced by or against a Party (the “Bankruptcy Party”), and this Agreement is rejected as provided in the Bankruptcy Code, and the Bankruptcy Party elects to retain its rights hereunder as provided in the Bankruptcy Code, then the Bankruptcy Party (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall take such steps as are necessary to permit the other Party to exercise its rights under this Agreement.  All rights, powers and remedies of the non-Bankruptcy Party provided under this provision are in addition to, and not in substitution for, any and all other rights, powers and remedies now or hereafter existing at law or in equity (including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against a Bankruptcy Party.

(d)           Unacceptable Change of Control.  If there occurs a Change of Control of Acorda, then Acorda shall provide Teva with prompt written notice of same, but, in any event, no later than fifteen (15) days after the effective date of such Change of Control.  Teva shall thereafter have the right, upon written notice provided within sixty (60) Business Days of its receipt of Acorda’s notice of such Change of Control, to terminate this Agreement in its entirety.

Section 12.3         Effect of Expiration or Termination.

(a)           Termination or Expiration of this Agreement.  Upon the expiration or termination of this Agreement, the following shall apply:

(i)            All rights, licenses and privileges granted under this Agreement by Teva to Acorda shall automatically terminate and immediately revert to Teva, subject only to the survival provisions of Section 12.5;

(ii)           Acorda shall promptly transfer to Teva originals and all copies of all Know-How, Patent Rights, as well as all Marketing Materials, Product Samples, and other materials in its possession or control that relate to the Compound or any Collaboration Product, and ownership in and to all INDs and all Regulatory Approvals (including NDAs) for all Collaboration Products;

(iii)         Without waiving any rights or remedies that it has or that are granted to it by operation of law, each Party shall pay to the other Party all undisputed sums accrued that are due and owing under this Agreement;

(iv)          The Parties shall comply with the provisions of Section 10.4 of this Agreement;

(v)            Except as otherwise expressly provided in this Agreement, including Section 12.4, and subject to any rights or obligations that have accrued prior to expiration or termination, neither Party shall have any further obligation to the other Party under this Agreement, nor shall any Party be entitled to receive any fees or other payments on account of such termination or expiration; and

(vi)          Acorda will cooperate and provide reasonable assistance to Teva, at Teva’s expense, to transition the Detailing of the relevant Collaboration Product(s) currently being Detailed jointly by the Parties to a Detailing effort to be borne solely by Teva.

(b)           Indication Termination.  Upon an Indication Termination, the following shall apply:

(i)            All rights, licenses and privileges granted under this Agreement by Teva to the Acorda in respect of Collaboration Product with respect to the indication, use or dosage form that was the subject of the Indication Termination shall automatically terminate and immediately revert to Teva;

(ii)           Acorda shall promptly transfer to Teva originals and all copies of all Know-How, Patent Rights, as well as all Marketing Materials, Product Samples, and other materials in its possession or control that relate to such indication, use or dosage form, to the extent practicable and only if such materials can be entirely separated from, and are not being utilized with respect to, then-existing Collaboration Products;

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(iii)         The Parties shall comply with the provisions of Section 10.4 of this Agreement.

(iv)          Except as otherwise expressly provided in this Agreement, including Section 12.4, and subject to any rights or obligations that have accrued prior to expiration or termination, neither Party shall have any further obligation to the other Party under this Agreement nor shall any Party be entitled to receive any fees or other payments on account of such termination or expiration in respect of such indication, use or dosage form for Collaboration Products; and

(v)            The Parties shall promptly meet and agree on a procedure to adjust the sharing of Copromotion Profits, as per the process set forth in Section 3.5(c)(iv)(1), as if such indication, use or dosage form of the Collaboration Product were a Proposed Use for which Acorda was the Non-Participating Party.

Section 12.4         Residual Payments after Certain Terminations.

(a)           If Acorda terminates this Agreement early pursuant to Section 12.2(c), or if Teva terminates this Agreement early pursuant to Section 12.2(d), then, and in any such event, the terminated Party shall not be entitled to any compensation or consideration for such termination unless the effective date of such termination of Acorda occurs after the date Acorda completes the Next Trial and the carcinogenicity study for a Collaboration Product for the Lead Indication as contemplated in Section 3.2(b), in which event as Acorda’s sole compensation and consideration arising out of such termination, Teva shall thereafter pay to Acorda residual payments (the “Residual Payments”) in the following applicable amounts:

(i)            If such termination occurs prior to FDA approval of an NDA for a Collaboration Product for the Lead Indication, the Residual Payments shall equal [***] of Net Sales, if any, of any Collaboration Products in the Territory, until the date on which the Term of this Agreement would have expired pursuant to Section 12.1 (if it had not been earlier terminated pursuant to Sections 12.2(c) or 12.2(d)); provided, however, that notwithstanding the foregoing, in no event shall Residual Payments to Acorda pursuant to this Section 12.4(a)(i) exceed an amount equal, in the aggregate, to the sum of: [****] of Acorda's share of the Development Costs in respect of Collaboration Products through such date of termination and [***] of the milestone payments paid to Teva by Acorda pursuant to Section 4.1 through the date of Termination.

(ii)           If such termination occurs after receipt of FDA approval of an NDA for a Collaboration Product for the Lead Indication and the acquiring party in the Change of Control that gave rise to the termination is an entity (or an affiliate thereof) that is selling, commercializing, manufacturing or developing a product that competes (or, if approved, will compete) directly with a Collaboration Product, the Residual Payments shall be an amount equal to the aggregate share of Copromotion Profits that Acorda would have received from Teva under this Agreement during the two (2) year period commencing with the date of termination, as if the Agreement had not been earlier terminated by Teva pursuant to Subsection 12.2(d).

Certain portions of this Exhibit have been omitted pursuant to a request for confidentiality. Such omitted portions, which are marked with brackets [   ] and an asterisk*, have been separately filed with the Commission.

(iii)         If such termination occurs after receipt of FDA approval of an NDA for a Collaboration Product for the Lead Indication and the termination is effected by Teva pursuant to Subsection 12.2(d) for any reason other than that set forth in paragraph (ii) above, the Residual Payments shall be an amount equal to [***] of Net Sales, if any, of Collaboration Products in the Territory for the period commencing on the date that is the second (2nd) anniversary of the Launch Date and ending on the date on which the Term of this Agreement would have expired pursuant to Section 12.1, as if the Agreement had not been earlier terminated by Teva pursuant to Subsection 12.2(d).

(b)           Residual Payments shall accrue upon the receipt of the amounts covered under applicable invoices for the sale of any such Collaboration Product by Teva, its Affiliates or licensees.  Residual Payments that accrue in a particular calendar quarter shall be paid by Teva to Acorda within thirty (30) Business Days after the end of such quarter.  With each such Residual Payment, Teva shall provide Acorda with a written report setting forth for each such Collaboration Product during the relevant calendar quarter, the Gross Sales, Net Sales, the basis for all deductions used in calculating Net Sales of each such Collaboration Product and the calculation of Residual Payments owed on such sales.

(c)           Acorda shall retain the right under Section 4.5(b) to have a third party auditor reasonably acceptable to Teva and subject to such appropriate confidentiality agreement to audit Teva’s records to confirm the accuracy of the Residual Payments owed and paid under this Section 12.4.

Section 12.5         Survival.  Sections 4.5(b), 4.5(h), 8.1(c), 11.1, 11.2, 11.3, 12.3, 12.4 and 12.5, and Articles 9, 10 and 14 shall survive any expiration or termination of this Agreement.

ARTICLE 13

REPRESENTATIONS AND WARRANTIES; COVENANTS

Section 13.1         Mutual Representations and Warranties.  Acorda and Teva each hereby represent and warrant to the other that, as of the Effective Date:

(a)           It has the full right, power and authority to enter into and perform this Agreement and to grant the rights granted in this Agreement.

(b)           The execution, delivery and performance of this Agreement does not conflict with, violate, or breach any other agreement to which it is a party, or its articles of incorporation or by-laws, or any judgment, order or decree to which it is subject.

(c)           This Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation enforceable against it in accordance with its terms, subject to and limited by:  (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws generally applicable to creditors’ rights and (ii) judicial discretion in the availability of equitable relief that enforceability is limited by applicable federal and state bankruptcy laws.

(d)           In the case of Teva, that it owns all right, title and interest in and to, or has licensed the right to use for the purposes of this Agreement, its Patent Rights.

(e)           In the case of Teva, that it owns, or has licensed the right to use for the purposes of this Agreement, its Know-How.

(f)            In the case of Teva, to the best of its knowledge, its Patent Rights are valid and enforceable.

(g)           In the case of Acorda, to the best of its knowledge, that it owns all right, title and interest in and to, or has received an assignable license to use for the purposes of this Agreement, the Acorda Background Technology, if any, and that its rights thereto are valid and enforceable.

Section 13.2         Mutual Covenants.  Each Party, as applicable, hereby covenants and agrees to the other:

(a)           To carry out its obligations and activities under this Agreement in accordance with all applicable laws and regulations.

(b)           That except as otherwise permitted pursuant to the terms of this Agreement, during the Term of this Agreement that it will not enter into any agreement with a Third Party that would have a material adverse effect on its ability to perform the obligations undertaken by it in the Agreement.

(c)           It will maintain, throughout the Term of this Agreement, adequate liability insurance (including product liability coverage) in order to satisfy its obligations under this Agreement of no less than two million dollars ($2,000,000) per occurrence and five million dollars ($5,000,000) in the aggregate.  Each Party shall ensure that the other Party is named as an additional insured under those liability insurance policies, and will furnish the other with certificates evidencing that insurance coverage no later than thirty (30) Business Days after the Effective Date and thereafter, on each anniversary of the Effective Date upon the written request of the other Party.

Section 13.3         Further Representations, Warranties and Covenants of Acorda.

(a)           Acorda represents and warrants that it has furnished to Teva a consolidated balance sheet of Acorda as at December 31, 2002, and consolidated statements of income and cash flows of Acorda for the fiscal year then ended, audited by KPMG and consolidated balance sheets of the Acorda as of March 31, 2003, and statements of income of Acorda for the period then ended.  Except as otherwise specifically identified to Teva in writing by Acorda, the foregoing financial statements have been prepared in accordance with GAAP and fairly present in all material respects the consolidated financial condition of Acorda as at the close of business on the date thereof and the results of operations for the periods then ended (subject, in the case of unaudited statements, to year-end and audit adjustments and the absence of footnotes).  There are no contingent liabilities of Acorda or any of its subsidiaries as of such dates involving material amounts known to the officers of Acorda that were not disclosed in such balance sheets and the notes related thereto.

(b)           Acorda represents and warrants to Teva that (i) as of the Effective Date, it is not in default under any loan or credit agreement, note, bond, indenture, mortgage or other evidence of indebtedness or instrument securing indebtedness to which it is a party or by which its assets are bound, and it reasonably expects not to be in default under any of the foregoing during the Term of this Agreement, and (ii) it has immediately available funds sufficient to carry out the transactions contemplated by this Agreement and to perform all of its obligations under or arising out of this Agreement.

(c)           Acorda represents and warrants to Teva that, as of the Effective Date, other than any plans or negotiations relating to a public offering of its securities pursuant to Sections 12 or 15 of the Securities Act of 1933, it is not involved in any negotiations nor does it have any plans for negotiations, nor does it anticipate the receipt, in the period of six (6) months after the Effective Date, of any offers to negotiate, to be acquired by any Third Party or to sell all or substantially all of its assets or business to any Third Party.

ARTICLE 14

MISCELLANEOUS

Section 14.1         Assignment.  This Agreement is personal to each Party and neither Party may assign, mortgage, dispose of, transfer or delegate any of its rights, duties or obligations under this Agreement or any interest in this Agreement without the other Party’s prior written consent, which consent may not be unreasonably withheld, except that (a) Teva may assign or delegate any or all of its rights and obligations under this Agreement to its Affiliates without Acorda’s prior written consent; provided that Teva remains primarily liable for the performance and non-performance of its Affiliate’s duties and obligations under this Agreement, and (b) either Party may assign this Agreement without such consent to its successor in interest in connection with a merger, acquisition or sale of all or substantially all of such Party’s assets, provided that such successor in interest agrees in writing to be bound by all of such Party’s obligations as assignee.  This Agreement is binding upon, enforceable against, and inures to the benefit of the Parties hereto and their respective successors and permitted assigns (but, in the case of Acorda, subject to the provisions of Section 12.2(d)).  Any attempt by either Party to assign or delegate any of the duties, responsibilities or other obligations of this Agreement that is not in compliance with this Section 14.1 shall be deemed to be null and void from the beginning.

Section 14.2         Notices.  Unless otherwise specified in this Agreement, all notices, requests, demands and other communications required under this Agreement must be in writing at the Parties’ respective addresses as set forth below, unless notification of change of address is given.  Notice may be given by express mail using a nationally-recognized courier, by certified mail, return receipt requested, and by facsimile (with proof of receipt), and is deemed to have been given at the time it is received:

If to Acorda:	Acorda Therapeutics, Inc.
15 Skyline Drive
Hawthorne, New York 10532 U.S.A.
Attention:
Telephone:
Facsimile:

With a copy to:	Acorda’s General Counsel at the above address

If to Teva:	Teva Pharmaceutical Industries Ltd.
5 Basel Street, P.O. Box 3190
Petah Tiqva 49131
Israel
	Attention:	Chief Executive Officer
	Telephone:	972-3-926-7208
	Facsimile:	972-2-924-6026

With a copy to:	Teva’s General Counsel, Uzi Karniel, at the above address and

Richard S. Egosi, Esq.
Vice President and General Counsel
Teva North America
1090 Horhsam Road
North Wales, PA 19454-1090
	Telephone:	(215) 591-8627
	Facsimile:	(215) 591-8813

Section 14.3         Entire Agreement.  This Agreement, the Exhibits and Annexes attached hereto, all of which are hereby incorporated into this Agreement, and except as preempted by Section 10, the Confidentiality Agreement, contain the entire agreement between the Parties with respect to the subject matter of this Agreement and supersede all previous agreements and understandings between the Parties, whether written or oral, with respect thereto.  Any amendment or modification of this Agreement must be in writing executed by duly authorized representatives of the Parties in the same manner as this Agreement.

Section 14.4         No Endorsements.  Except as contemplated and permitted in Section 9.7, neither Party may use the other Party’s corporate name or logo or the name or logo of that other Party’s Affiliates in a manner that could reasonably be construed to imply an endorsement by that other Party or for publicity or advertising purposes or as a reference to current or prospective customers without that other Party’s prior written consent, which may be granted or withheld by that other Party in its sole discretion.

Section 14.5         No Waiver.  No consent by either Party to, or a waiver of, a breach by either Party, whether express or implied, constitutes consent to, waiver of, or excuse of, any other, different or subsequent breach by either Party.

Section 14.6         Affiliates.  Each Party shall cause their respective Affiliates to cooperate, in good faith, with the other Party and its Affiliates, in the execution of any responsibilities assigned or delegated to them with respect to the Development, Promotion and/or the Commercialization of Collaboration Products, in such a manner as to maximize sales and profitability with respect to Collaboration Products and to otherwise comply with all applicable provisions of this Agreement.  Each Party undertakes to ensure, to the extent applicable, that any or all of their respective Affiliates will take those actions as may be necessary in order to ensure the foregoing.

Section 14.7         Force Majeure.

(a)           Neither Party shall be liable to the other for any failure or delay in the fulfillment of its obligations under this Agreement (other than the payment of monies due and owing to a Party under this Agreement), when any such failure or delay is caused by fire; flood; earthquakes; accidents; explosions; sabotage; strikes, or other labor disturbances (regardless of the reasonableness of the demands of labor); civil commotions; riots; invasions; wars; acts, restraints, requisitions, regulations, or directions of government authorities; acts of God; or any other cause (similar to the foregoing) beyond the reasonable control of the performing Party (collectively, “Force Majeure Events”).

(b)           In the event that either Party is unable to discharge its obligations under this Agreement on account of a Force Majeure Event (i) the performing Party will notify the other Party forthwith, and will nevertheless make every endeavor, in the utmost good faith, to discharge its obligations, even if in a partial or compromised manner and (ii) the other Party has the right to terminate this Agreement, if the performing Party’s inability to discharge such obligations continues for a period of more than one hundred eighty (180) days.

Section 14.8         Relationship of the Parties.

(a)           This Agreement does not in any way create the relationship of principal and agent or partners or joint venturers or agents or any similar relationship between Acorda and Teva.  Neither Party has the right, power or authority to bind the other to the fulfillment of any condition not contained in this Agreement or to any other contract or obligation or liability nor make any representation on behalf, or in the name, of the other Party, whether express or implied.

(b)           Neither Party is responsible for the hiring, firing or compensation of the other Party’s employees or for any employee benefits.  No employee or representative of a Party has any authority to bind or obligate the other Party for any sum or in any manner whatsoever, or to create or impose any contractual or other liability on the other Party without that Party’s authorization.

Section 14.9         Public Announcements.  Neither Party shall issue any press release or make any public statement pertaining to this Agreement, the Development activities or any other transaction under this Agreement without obtaining the prior written approval of the other Party.  Each Party may, however, issue any such release or statement, upon the advice of its counsel, that such issuance is required in order to comply with applicable law or securities rules or regulations.  With respect to any such required disclosure, each Party shall share such proposed disclosure in advance with the other Party and shall take into account in good faith the comments, if any, made by such Party; provided that such comments are made in a timely manner, and provided further, that the disclosing Party shall retain the final decision regarding the content and timing of such disclosure.  Further, the Party making any such required disclosure shall, to the extent available, seek confidential treatment of the same.

Section 14.10       Severability.  The provisions of this Agreement are severable, and if any one or more provisions is determined to be illegal or otherwise unenforceable, either in whole or in part, the remaining provisions or portions hereof nevertheless continue to be valid and binding on, and enforceable by and between, the Parties.

Section 14.11       Fees and Expenses.  Except as otherwise provided in this Agreement, each of the Parties hereto shall pay its own respective fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or other representatives) incurred in connection with this Agreement and the transactions contemplated hereunder, whether or not such transactions are consummated.

Section 14.12       Dispute Resolution, Arbitration and Governing Law.

(a)           Subject to Annex G, in the event of any dispute, controversy or claim between the Parties relating to or arising out of this Agreement (a “Dispute”), each Party will use its best efforts to expeditiously settle the Dispute in an amicable manner within a time reasonable under the circumstances.  In the absence of a settlement, the Dispute will be initially referred to the CSC.  If the CSC is unable to resolve the Dispute within twenty (20) Business Days of referral (or such longer period as the Parties or the CSC may agree), the Dispute will be referred by either of the CSC co-chairpersons in writing to the Chief Executive Officers of, or such other senior executive officers designated by, Teva and Acorda for resolution.  In the event that those senior executive officers fail to reach agreement within twenty (20) Business Days of referral of the Dispute, or such other period as the Parties may agree, then such Dispute will be decided by arbitration in accordance with the International Rules of the American Arbitration Association for Commercial Arbitration (the “Arbitration Tribunal”) in effect at the time the Dispute arises, unless the Parties mutually agree otherwise.  Any such arbitration under this Section 14.12(a) shall be conducted in accordance with the provisions of Annex B attached hereto.

(b)           Neither Party has the right to independently seek recourse from a court of law or other authorities in lieu of arbitration, but each Party has the right, before or during the arbitration, to seek and obtain, from a court of competent jurisdiction, provisional equitable remedies to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(c)           This Agreement is governed by, and construed in accordance with, the laws of the State of New York, U.S.A., without reference to its conflict of laws principles, or the conflict of laws principles of any other jurisdiction.

Section 14.13       Performance of Affiliates.  Each Party acknowledges that certain obligations under this Agreement may be performed by its Affiliates.  Each of Acorda and Teva guarantees performance of this Agreement by any of its Affiliates and shall be responsible curing or otherwise remedying any breach of this Agreement by its Affiliates.

Section 14.14       Third Party Agreements.  The Parties acknowledge and agree that all of the rights granted, and obligations owed, by Teva as set forth in this Agreement are subject to the Third Party Agreements.  Teva agrees, to the extent that the Development, Promotion or

Commercialization of any Collaboration Product for the Territory is negatively impacted by the Third Party Agreements, upon the written request of Acorda, to disclose such portions of the applicable Third Party Agreements for Acorda’s review, subject to any confidentiality obligations that Teva may have to Third Parties, and provided that Teva shall use commercially reasonable good faith efforts to obtain a waiver of such confidentiality obligations that would prevent Teva from disclosing to Acorda such portions of such Third Party Agreements.

Section 14.15       Maintenance of Records.  Each Party shall keep and maintain all records required by law or regulation with respect to Collaboration Products and, to the extent appropriate hereunder, will make copies of such records available to the other Party upon request.

Section 14.16       No Strict Construction.  This Agreement has been prepared jointly by the Parties and may not be strictly construed against either Party.  Ambiguities, if any, in this Agreement may not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

Section 14.17       Translations.  This Agreement is in the English language only, which controls in all respects, and any versions of this Agreement in any other language are for accommodation only and is not binding upon the Parties.  All communications and notices to be made or given pursuant to this Agreement, and any dispute proceeding related to, or arising under, this Agreement, must be in the English language.

Section 14.18       Interpretation and Definitions.  The preamble to this Agreement is hereby integrated into this Agreement.  All Exhibits and Annexes to this Agreement, attached at the time of signature of this Agreement, are hereby integrated into this Agreement.

Section 14.19       Headings; Section References.  The Section and other headings contained in this Agreement are for reference purposes only and do not affect the meaning or interpretation of this Agreement.  As used in this Agreement, the word “including” and phrase “such as” are illustrative and not limitative, and incorporate, in all instances, the idea of “without limitation”.  All references in this Agreement to Sections, Exhibits and Annexes are to Sections of, and Exhibits and Annexes to, this Agreement, except as may be expressly specified otherwise.

Section 14.20       Counterparts.  This Agreement may be executed in any number of counterparts, each of which is deemed to be an original of the same instrument, but all of which together constitute but one and the same instrument.

Section 14.21       Further Instruments and Acts.  The Parties agree to execute, acknowledge and deliver such further instruments and do all other acts as may be necessary or appropriate to effect the purpose and intent of this Agreement.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative as of the date first set forth above.

TEVA PHARMACEUTICAL INDUSTRIES LTD.

By:	/s/ Eli Shohet
	Name:	Eli Shohet
	Title:	Vice-President - Business Development

By:	/s/ Mitchell Shirven
	Name:	Mitchell Shirven
	Title:	Director, Strategic Business Planning

ACORDA THERAPEUTICS, INC.

By:	/s/ Ron Cohen
	Name:	Ron Cohen
	Title:	Chief Executive Officer

ANNEX A

Description of TV-1901

TV-1901 is referred to by its chemical name, N-(2-amino-2-oxoethyl)-2-propylpentanamide, or its International Non-proprietary Name, Valrocemide.  TV-1901 is the active ingredient in TV-1901 tablets.

ANNEX B

Arbitration

1.             Initiation of Arbitration.  A Party (“Complaining Party”) that intends to begin an arbitration to resolve a Dispute as contemplated by Section 14.12 of the Agreement (“Arbitration”) shall initiate the Arbitration by providing written notice (“Arbitration Request”) of such intent by certified or registered mail or properly documented overnight delivery to the other Party (“Responding Party”).  The Arbitration Request shall include a copy of the description of Dispute, set forth a proposed solution to the Dispute, and include a suggested time frame within which the Parties must act to affect such solution.  Contemporaneously with sending the Arbitration Request, the Complaining Party shall submit a copy of the Arbitration Request to the Arbitration Tribunal in the City of New York, New York.

2.             Selection of Arbitration.  Any and all Disputes to be resolved pursuant to Arbitration shall be submitted to a neutral arbitrator  (“Arbitrator”).  The Parties shall select the Arbitrator by mutual agreement but if the Parties are unable to agree, then the Arbitrator shall be selected in accordance with the procedures of the Arbitration Tribunal.  The Arbitrator shall be a former judge of a state or federal court who shall not be a current or former employee, director or shareholder of, or otherwise have any current or previous relationship with, either Party or its respective Affiliates.

3.             American Arbitration Association Rules.  The Arbitration shall be conducted in accordance with the rules of the American Tribunal then in effect, subject to the time periods and other provisions of this Annex or as otherwise set forth in the Agreement.

4.             Hearing.  Consistent with the time schedule established pursuant to this Section 4 and Section 5 below, the Arbitrator shall hold a hearing (“Hearing”) to resolve each of the issues identified in the description of Dispute.  To the extent practicable, taking into account the nature of the Dispute and the availability of the Arbitrator, the Hearing shall be conducted over a period not to exceed ten (10) consecutive Business Days, with each Party entitled to approximately half of the allotted time, unless otherwise ordered by the Arbitrator.  The Hearing shall be conducted in a location in the City of New York to be mutually agreed by the Parties.

5.             Discovery.  Within ten (10) Business Days of receipt by the Responding Party of the Arbitration Request, the Parties shall negotiate in good faith the scope and schedule of discovery, including depositions, document production and other discovery devices, taking into account the nature of the Dispute submitted for resolution.  If the Parties are unable to reach agreement as to the scope and schedule of discovery, the Arbitrator may order such discovery, as he or she deems necessary.  In either case, such discovery shall be completed within thirty (30) Business Days from the date of the selection of the Arbitrator.  At the Hearing, which shall commence within twenty (20) Business Days after the completion of discovery, unless the Arbitrator otherwise orders, the Parties may present testimony (either live witness or deposition), subject to cross-examination, and documentary evidence.

6.             Hearing Submission.  At least twenty (20) Business Days prior to the date set for the Hearing, each Party shall submit to each other and the Arbitrator a list of all documents on which such Party intends to rely in any oral or written presentation at the Hearing, a list of all witnesses, if any, such Party intends to call at the Hearing and a brief summary of each witness’s testimony.  At least five (5) Business Days prior to the Hearing, each Party must submit to the Arbitrator and serve on each other Party proposed findings of fact and conclusions of law on each issue to be resolved.  Within five (5) days following the close of the Hearing, each Party shall submit post-Hearing briefs to the Arbitrator addressing the evidence and issues to be resolved as may be required or permitted by the Arbitrator.

7.             Arbitrator’s Duties and Authority.  The Arbitrator shall preside over and resolve any Disputes between the Parties in connection with the Arbitration.  The Arbitrator shall have sole discretion with regard to the admissibility of any evidence and all other matters relating to the conduct of the Hearing.  The Arbitrator shall, in rendering its decision, apply the substantive law of the State of New York, excluding its conflict of laws provisions.  The decision of the Arbitrator shall be final and not appealable, except in the case of fraud or bad faith on the part of the Arbitrator in connection with the conduct of such proceedings.

B - 2

8.             Decision and Award.  The Arbitrator shall render a decision and award as expeditiously as possible, but in no event more than thirty (30) Business Days after the close of the Hearing.  In making the award, the Arbitrator shall rule on each disputed issue.  Nothing contained herein shall be construed to permit the Arbitrator or any court or any other forum to award punitive, exemplary or any similar damages.  Subject to Section 11.3 of the Agreement, the Parties expressly waive any claim for punitive, exemplary or any similar damages and the only damages recoverable under this Agreement are compensatory damages.

9.             Costs and Expenses.  Each Party shall pay its own costs (including, without limitation, reasonable attorneys’ fees) and expenses in connection with the Arbitration; provided, however, that if the Arbitrator determines that the action of any Party was arbitrary, frivolous or in bad faith, the Arbitrator may award such costs and expenses to the prevailing Party.

10.           Confidentiality.  The Arbitration shall be confidential and, except as required by law, neither Party shall make (or instruct the Arbitrator to make) any public announcement with respect to the proceedings or decision of the Arbitrator without the prior written consent of the other Party.  The existence of any Dispute, and the award of the Arbitrator, shall be kept in confidence by the Parties and the Arbitrator, except as required in connection with the enforcement of such award or as otherwise required by applicable law.

11.           Jurisdiction to Enforce Award.  For the purposes of these arbitration provisions, the decision may be entered in any court of competent jurisdiction.

12.           Exclusive Procedures.  The procedures specified herein shall be the sole and exclusive procedures for the resolution of Disputes between the Parties that are expressly identified for resolution in accordance with these arbitration provisions.

B - 3

ANNEX C

Form of Certificate of Analysis

Form to be agreed upon and supplied by the Parties.

Form of Certificate of Release

Form to be agreed upon and supplied by the Parties.

ANNEX D

Copromotion Expenses

Copromotion Expenses shall consist of the following expenses to the extent (a) included in a Marketing Plan approved by the CSC and (b) allocable directly to the Collaboration Product:

•              For the purposes of calculating the costs referred to in Section 4.4, expenses associated with Sales Representatives, Professional Education Managers, Scientific Managers and Account Managers, and their field-based management, such as compensation-salaries, benefits; sales contest prizes, awards, spot recognition, incentive bonuses in cash or kind, including incentive trips; travel, including supplies, equipment, materials, and services customarily used by Sales Representatives, such as telephone, mailing and shipping, copying, printing, telephone and video conferences; discretionary promotional and educational expenses, including expenses for business entertainment, business meals, “lunch and learn” programs, and grants; organizational meetings at national or below-national level; auto expenses such as lease, gasoline, repairs, maintenance, taxes, registration and insurance; information systems support, such as field computers and accessories, license and maintenance fees for external software; expenses for product and general training including training materials and seminar fees, safe driving training and associate development; similar expenses related to Sales Representatives’ immediate manager; and such other costs as are agreed upon by the CSC.

•              Costs and expenses, including compensation and benefits of non-field-based personnel of either Party working directly on a Collaboration Product at least fifty percent (50%) of their time, including, without limitation, product managers and scientific experts.

•              Direct costs and expenses associated with the storage and distribution to Sales Representatives of Product Samples and Marketing Materials.

•              Costs and expenses associated with the tasks outlined under Section 7.6 of the Agreement (i.e., managed care costs), including, without limitation, the costs of processing contracts and rebate claims.

•              Journal advertising

•              Outdoor advertising

•              Advertising agency fees

•              Direct mail

•              Sales visuals and detail aids

•              Therapy information or initiation materials

•              Premium items

•              Printing costs

•              Reprints

•              Conventions and exhibits including exhibition booths

•              Medical education symposia

•              Professional relations, including “lunch and learn” programs, educational seminars and CME programs for all types of medical professionals

•              Patient and caregiver education

•              Patient and caregiver literature

•              Fulfillment and mailing cost for all promotional materials

•              Product Samples

•              Free Product programs and the costs of distributing and storing such Free Products

•              Collaboration Products provided free of charge to indigent patient programs or for Promotional programs as defined by the CSC

•              Visiting faculty

•              Local speakers

•              Outside consultants

•              Public relations programs and activities

•              Public relations agency fees

•              Sponsorship and support for patient support organizations

•              Package insert printing costs

•              Grants

•              Videos and films

•              Patient support programs such as insurance benefit investigation, financial support for indigent patients

•              Sales force regional programs

D - 2

•              Launch meeting materials, costs of obtaining services from external providers where such costs are directly related to training at the launch meeting and launch meeting costs

•              Professional education meetings

•              Consultant/advisory meetings

•              Scientific publication and communication including publication agency fees

•              External clinical proposals, health outcomes and pharmaco-economics studies

•              Development, maintenance and hosting of web sites and similar e-business initiatives

•              Medical plan costs including supplies, fees and costs of outside consultants (when agreed to by the parties jointly), market support initiatives and developmental activities as well as the reasonable costs related to medical writing in connection with any such studies or trials, whether such activities are performed by a Party or by a subcontractor thereof

•              Pre-approved off-site facility rental costs incurred by either Party

•              Costs of conducting PMS required by the CSC but not the FDA

•              Costs of purchasing from reliable third party sources (e.g., Verispan) during the Term of this Agreement market research studies, data purchases, or externally audited data, for purposes of sales force management, showing (i) the audited number of Detail minutes spent by the Sales Representatives of each Party in Detailing the relevant Collaboration Product and in Detailing all Collaboration Products Detailed by such Sales Representatives and (ii) the total number of audited Details of the relevant Collaboration Product and the total number of audited Details for all Collaboration Products Detailed by Sales Representatives involved in Detailing the Collaboration Product

•              Financing cost of receivables (the applicable index shall be the rate of the three month Treasury bill note)

•              Costs and expenses for call center services

•              Any direct costs incurred to Promote the relevant Collaboration Product

D - 3

ANNEX E

Third Party Agreements

1.             Agreement between Teva and Yissum Research and Development Company of the Hebrew University, dated September 15, 1992, regarding the Compound, and any amendments thereto.

2.             Teva has received funding from the Office of the Israeli Chief Scientist (the “OCS”) for the purposes of development and commercialization of the Compound.  Therefore, Teva is subject to the provisions of the Israeli Law for the Encouragement of Research and Development in the Industry — 1984 (as amended) and the rules and regulations promulgated thereunder and to the letters of approval issued to Teva by the OCS with respect to the Compound.

ANNEX F

Elements of a Marketing Plan

Each Marketing Plan for a Collaboration Product Developed pursuant to the terms and conditions of the Agreement shall contain, at a minimum, the elements set forth in this Annex F applicable to the relevant Collaboration Product’s then current lifecycle.

                I.              Situation Analysis

                a.             Market and Market Dynamics Overview

                i.              Description of the condition(s), incidence, prevalence

                ii.             Current treatments

                iii.            Size of the market, dollars, prescriptions, patients

                iv.            Pricing

                v.             Market trends

                vi.            Unmet needs

                b.             Key competitors

                                i.              Messages, promotional activity, SWOT

                c.             Drugs in development

                d.             Key customers

                i.              Demographics

                II.            Product

                a.             Description

                b.             SWOT

                III.           Key issues/Challenges

                IV.           Critical success factors

                V.            Prioritized customers

                VI.           Non-financial objectives

                a.             Including number of calls on the specific number of Targeted Prescribers

                b.             Goals/needs for label improvement, new forms, or new indications

                VII.          Positioning and Key Messages

                VIII.        Strategies

                IX.           Tactics & Tactical Spend

                a.             Manpower

                b.             Non-manpower

                c.             Education & Scientific Communication

                X.            Suggested MOP based on Item VI (b) above

                XI.           Human resources to be employed

                a.             Sales FTEs to be employed

                b.             Number of support personnel to be allocated

                XII.         Financial objectives

                XIII.        Major assumptions

                XIV.        Forecast

                XV.         Accelerators/Decelerators

                XVI.        P&L statement

F - 2

ANNEX G

Matters Within Teva’s Sole Decision Making Authority

1.             All matters concerned with the Compliance Committee issues associated with the Commercialization of Collaboration Products.

2.             Items within the purview of the Compliance Committee, as more particularly set forth in Section 2.1(b)(iii) of the Agreement.

3.             Whether Acorda may pursue Independent Development of a Collaboration Product for a Proposed Use, as more particularly set forth in Section 3.5(b) of the Agreement.

ANNEX H

Next Trial and Carcinogenicity Study for the Lead Indication

To be agreed upon and supplied by the Parties.

i

September 23, 2003

Eli Shohet

Vice President of Business Development

Teva Pharmaceutical Industries, Ltd.

P.O. Box 3190

Petah Tiqva  49131

Israel

Re: Fampridine Right of First Negotiation Grant

Dear Mr. Shohet:

This letter shall confirm our agreement regarding a possible collaboration agreement to develop, co-promote and commercialize in the United States (including its possessions and territories), Canada and Mexico (collectively, the “Territory”) all finished pharmaceutical products that contain Acorda’s chemical compound referred to as fampridine (the “Fampridine Agreement”).

Commencing on the date hereof Acorda hereby grants to Teva the exclusive right of first negotiation pursuant to which it shall enter into good faith negotiations exclusively with Teva regarding terms of a possible mutually acceptable Fampridine Agreement.   It is understood that neither party is obligated to enter into such a Fampridine Agreement except on terms acceptable to it in its discretion, and that Acorda may determine that the terms proposed by Teva are not as attractive as proceeding on its own (or, as permitted below, with a third party).  If the parties are unable to agree upon mutually acceptable terms for the Fampridine Agreement, and Teva has not already provided Acorda with its written notice to terminate such good faith negotiations, then Acorda may terminate the right of first negotiation hereunder upon written notice given to Teva at any time from and after the date sixty (60) days from the last date (the “Trial Completion Date”) on which Acorda has delivered to Teva summary results (in the format described in Appendix A to this Letter Agreement) of the completed SCI-F301, SCI-F302 and  MS-F202 clinical trials for Fampridine SR currently being conducted by Acorda (collectively, the “Clinical Trials”).  The period commencing on the date hereof and ending on the earlier of sixty (60) days after the Trial Completion Date, or the date Teva terminates such good faith negotiations is referred to herein as the “Negotiation Period”.  Upon the end of the Negotiation Period, Acorda may thereafter negotiate the terms of, and enter into, an agreement regarding rights to fampridine in any of the countries of the Territory with one or more third parties on any terms.  However, Acorda may, if it so elects and Teva is willing, continue negotiations with Teva regarding reaching terms for the Fampridine Agreement.  Throughout the Negotiation Period, Acorda shall not, directly or indirectly, negotiate any terms of a potential Fampridine Agreement with any party other than Teva; provided, however, that the foregoing would not prevent Acorda from (a) entering into strategic alliances with service vendors at any time before, during or after the end of the Negotiation Period, or (b) providing to possible licensees due diligence disclosures solely of technical data and intellectual property rights respecting fampridine (but in no event shall Acorda, directly or indirectly, discuss with or accept during the Negotiation Period from any licensees (or other third parties), business terms, or the economic structure of a potential agreement respecting fampridine for any country in the Territory, whether in connection with such due diligence disclosures or otherwise).

15 SKYLINE DRIVE	PHONE: (914) 347-4300	E-MAIL: ACORDA@ACORDA.COM
HAWTHORNE, NY 10532	FAX: (914) 347-4560	WWW.ACORDA.COM

Notwithstanding the provisions of the immediately preceding paragraph of this Letter Agreement, if prior to the end of the Trial Completion Date, Acorda desires to enter into negotiations with a third party regarding terms of an agreement respecting fampridine for any country in the Territory, then Acorda shall first issue written notice to Teva requesting Teva’s best and final offer for its terms of the Fampridine Agreement (the “B&F Notice”).   Teva shall then have fifteen (15) business days after its receipt of the B&F Notice to provide Acorda with its written best and final offer.  If Acorda does not accept such proposed Teva best and final offer (as set forth in a written notice to Teva) or Teva fails to timely provide such a best and final offer, then Acorda shall have the right to negotiate the terms and thereafter enter into an agreement regarding rights to fampridine with a third party, provided that the terms of such third party agreement respecting fampridine are more favorable to Acorda (on a financial or such other basis as reasonably determined by Acorda) than the terms set forth in Teva’s written best and final offer (if any), and such agreement is duly executed by such third party and Acorda prior to the Trial Completion Date.

If prior to the Trial Completion Date Acorda does not enter into an agreement regarding fampridine with a third party as provided in the immediately preceding paragraph, then Teva shall have the right to provide to Acorda a written best and final offer for its terms of the Fampridine Agreement within sixty (60) days after the Trial Completion Date.   If Teva issues such best and final offer and Acorda does not accept same (as set forth in a written notice to Teva), then Acorda shall have the right to thereafter proceed on its own in connection with the development, promotion and commercialization of fampridine in the Territory or enter into an agreement respecting fampridine for any country in the Territory on any terms

For clarity, it is understood that this Letter Agreement grants Teva no rights of negotiation (or any other rights) regarding fampridine in any country or territory outside the Territory, and that Acorda retains all such rights exclusively. Throughout the Negotiation Period, and following review by Teva of the summary results of the Clinical Trials in Appendix A hereof, the parties acknowledge that additional due diligence may be necessary, including on-site review and discussion at Acorda regarding protocols, protocol amendments, analytical plans, and final data.  Notwithstanding the foregoing, such additional due diligence shall not be interpreted to extend the Negotiation Period beyond the term as defined above.

Please indicate your agreement with the foregoing by signing and returning a copy of this letter to the undersigned, whereupon this shall constitute a legal and binding agreement between us.

Very truly yours,

Acorda Therapeutics, Inc.	Teva Pharmaceutical Industries, Ltd.

/s/ Ron Cohen	/s/ Eli Shohet
Ron Cohen	Eli Shohet
Chief Executive Officer	Vice President of Business Development

Appendix A

As defined in the Letter Agreement to which this Appendix A is attached, the Trial Completion Date will be the last date upon which Acorda provides the following summary results of the Clinical Trials to Teva.

One summary will be provided for the each of the two Phase 3 clinical trials (SCI-F301 and SCI-F302) evaluating the safety and efficacy of Fampridine-SR in the treatment of spasticity and the Phase 2 clinical trial (MS-F202) evaluating safety and efficacy of Fampridine-SR for the treatment of lower extremity motor dysfunction

The parties agree that the following summary results may not include summary results of secondary or sub-group analyses or the extension studies, if such analyses or studies are completed after completion and delivery of the following summary results.  Acorda would provide such summaries of such additional analyses or extension studies to Teva, when available, but such additional summary information shall not extend the Negotiation Period.

SCI-F301/SCI-F301 Data Table

Baseline Demographics	Placebo	Fampridine- SR 25mg	Delta	p-value
Age
Sex
ASIA classification (B/C/D)
Duration of injury
Ashworth Score
Spasm Frequency Score
Spasm Severity Score
Subject Global Impression (SGI)
Clinical Global Impression (CGI)
International Index of Erectile Function (IIEF)
Female Sexual Function Index (FSFI)
Bowel function questionnaire
Bladder function questionnaire

Efficacy Variables
Primary endpoints
Ashworth Score
Subject Global Impression (SGI)
Secondary endpoints
Spasm Frequency Score
Spasm Severity Score
Clinical Global Impression (CGI)
International Index of Erectile Function (IIEF)
Female Sexual Function Index (FSFI)
Bowel function questionnaire
Bladder function questionnaire

Treatment-Emergent Adverse Events	Placebo	Fampridine-SR 25mg	p-value
This table is representative. The actual treatment-emergent adverse events will be listed in as many rows as are required.

MS-F202 Data Table

Baseline Demographics	Placebo	Fampridine-SR (bid dose)			p-values (vs. placebo)
		10 mg	15 mg	20 mg	10 mg	15 mg	20 mg
Age
Sex
MS classification
Ashworth Score
LEMMT
Timed 25 foot walk
9 hole peg test
PASAT 3”

Efficacy Variables
Primary endpoint
Timed 25 foot walk
Secondary endpoints
LEMMT
Ashworth score
9-hole peg test
PASAT
Subject Global Impression (SGI)
Clinical Global Impression (CGI)

Treatment-Emergent Adverse Events	Placebo	Fampridine-SR (bid dose)			p-values (vs. placebo)
		10 mg	15 mg	20 mg	10 mg	15 mg	20 mg
This table is representative. The actual treatment-emergent adverse events will be listed in as many rows as are required.